UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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ADVANCED ENERGY INDUSTRIES, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 2, 2007
GENERAL
PROPOSAL NO. 1 ELECTION OF DIRECTORS
NOMINEES
PROPOSAL NO. 2 AMENDMENT OF AMENDED AND RESTATED 2003 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN
PROPOSAL NO. 3 AMENDMENT OF 2003 STOCK OPTION PLAN
PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OWNERSHIP
EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CORPORATE GOVERNANCE MATTERS
PROPOSALS OF STOCKHOLDERS
FORM 10-K
REPRESENTATION AT THE ANNUAL MEETING
ADVANCED ENERGY INDUSTRIES, INC. AMENDED AND RESTATED 2003 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN Adopted February 12, 2003 AMENDED AND RESTATED FEBRUARY 15, 2006
ADVANCED ENERGY INDUSTRIES, INC. 2003 STOCK OPTION PLAN, AS AMENDED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 2, 2007

To Our Stockholders:

The 2007 Annual Meeting of Stockholders of Advanced Energy Industries, Inc. (“Advanced Energy” or the “Company”) will be held on Wednesday, May 2, 2007, at 10:00 a.m., at Advanced Energy’s corporate offices, 1625 Sharp Point Drive, Fort Collins, Colorado 80525. At the meeting, you will be asked to vote on the following matters:

1. Election of eight directors.

2. Amendment of Amended and Restated 2003 Non-Employee Directors’ Stock Option Plan.

3. Amendment of 2003 Stock Option Plan.

4. Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2007.

5. Any other matters of business properly brought before the meeting.

Each of the matters 1 to 4 is described in detail in the accompanying proxy statement, dated April 2, 2007.

If you owned common stock of Advanced Energy at the close of business on March 12, 2007, you are entitled to receive this notice and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure that your voice is heard, you are urged to return the enclosed proxy card as promptly as possible in the postage prepaid envelope provided.

By Order of the Board of Directors,

John D. Pirnot
Corporate Secretary

Fort Collins, Colorado
April 2, 2007

YOUR VOTE IS IMPORTANT

Date:	April 2, 2007

To:	Our Owners

From:	Hans Georg Betz

Subject:	Invitation to Our 2007 Annual Meeting of Stockholders

Please come to our 2007 Annual Meeting of Stockholders to learn about Advanced Energy, what we have accomplished in the last year and what we hope to achieve in 2007. The meeting will be held:

Wednesday, May 2, 2007
10:00 a.m.
Advanced Energy’s Corporate Offices
1625 Sharp Point Drive
Fort Collins, Colorado 80525

This proxy statement describes the matters that management of Advanced Energy intends to present to the stockholders at the annual meeting. Accompanying this proxy statement is Advanced Energy’s 2006 Annual Report to Stockholders and a form of proxy. All voting on matters presented at the annual meeting will be by paper proxy or by presence in person, in accordance with the procedures described in this proxy statement. Instructions for voting are included in the proxy statement. Your proxy may be revoked at any time prior to the meeting in the manner described in this proxy statement.

I look forward to seeing you at the meeting.

Hans Georg Betz
Chief Executive Office and President

This proxy statement and the accompanying proxy card are first being sent to stockholders on or about April 2, 2007.

GENERAL

This proxy statement and the accompanying materials are being sent to stockholders of Advanced Energy as part of a solicitation for proxies for use at the 2007 Annual Meeting of Stockholders. The Board of Directors of Advanced Energy (the “Board of Directors” or the “Board”) is making this solicitation for proxies. By delivering the enclosed proxy card, you will appoint each of Hans Georg Betz and Lawrence D. Firestone as your agent and proxy to vote your shares of common stock at the meeting. In this proxy statement, “proxy holders” refers to Dr. Betz and Mr. Firestone in their capacities as your agents and proxies.

Advanced Energy’s principal executive offices are located at 1625 Sharp Point Drive, Fort Collins, Colorado 80525. The telephone number is (970) 221-4670.

Proposals

We intend to present four proposals to the stockholders at the meeting:

1. Election of eight directors.

2. Amendment of Amended and Restated 2003 Non-Employee Directors’ Stock Option Plan.

3. Amendment of 2003 Stock Option Plan.

4. Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2007.

We do not know of any other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, the proxy holders intend to vote the shares they represent as the Board of Directors may recommend.

Record Date and Share Ownership

If you owned shares of Advanced Energy common stock in your name as of the close of business on Monday, March 12, 2007, you are entitled to vote on the proposals that are presented at the meeting. On that date, which is referred to as the “record date” for the meeting, 45,021,647 shares of Advanced Energy common stock were issued and outstanding and were held by approximately 657 stockholders of record, according to the records of American Stock Transfer & Trust Company, Advanced Energy’s transfer agent.

Voting Procedures

Each share of Advanced Energy common stock that you hold entitles you to one vote on each of the proposals that are presented at the annual meeting. The inspector of the election will determine whether or not a quorum is present at the annual meeting. A quorum will be present at the meeting if a majority of the shares of common stock entitled to vote at the meeting are represented at the meeting, either by proxy or by the person who owns the shares. Advanced Energy’s transfer agent will deliver a report to the inspector of election in advance of the annual meeting, tabulating the votes cast by proxies returned to the transfer agent. The inspector of election will tabulate the final vote count, including the votes cast in person and by proxy at the meeting.

If a broker holds your shares, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker concerning how to vote your shares. Under the rules for Nasdaq-quoted companies, brokers cannot vote on certain matters without instructions from you. If you do not give your broker instructions or discretionary authority to vote your shares on such matters and your broker returns the proxy card without voting on a proposal, your shares will be recorded as “broker non-votes” with respect to the proposals on which the broker does not vote.

Broker non-votes and abstentions will be counted as present for purposes of determining whether a quorum is present. If a quorum is present, directors will be elected by a plurality of the votes and each of the other matters described in this proxy statement will be approved by a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of any of the matters described in this proxy statement.

The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the meeting:

Effect of Broker
Non-Votes and
Proposal	Vote Required	Abstentions

Election of directors	The eight nominees who receive the most votes will be elected	No effect
Amendment of Amended and Restated 2003 Non-Employee Directors’ Stock Option Plan	Majority of the shares present at the meeting (by proxy or in person) and voting “For” or “Against” the proposal	No effect
Amendment of 2003 Stock Option Plan	Majority of the shares present at the meeting (by proxy or in person) and voting “For” or “Against” the proposal	No effect
Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered accounting firm for 2007	Majority of the shares present at the meeting (by proxy or in person) and voting “For” or “Against” the proposal	No effect

If any other proposals are properly presented to the stockholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and the by-laws of Advanced Energy, the number of votes which may be required to approve a proposal is either a majority of the shares of common stock represented at the meeting and entitled to vote, or a majority of the shares of common stock represented at the meeting and casting votes either for or against the matter being considered. The enclosed proxy card gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the stockholders at the annual meeting.

Costs of Solicitation

Advanced Energy will bear the costs of soliciting proxies in connection with the annual meeting. In addition to soliciting your proxy by this mailing, proxies may be solicited personally or by telephone or facsimile by some of Advanced Energy’s directors, officers and employees, without additional compensation. We may reimburse our transfer agent, American Stock Transfer & Trust Company, brokerage firms and other persons representing beneficial owners of Advanced Energy common stock for their expenses in sending proxies to the beneficial owners.

Delivery and Revocability of Proxies

You may vote your shares by marking the enclosed proxy card and mailing it to American Stock Transfer & Trust Company in the enclosed postage prepaid envelope. If you mail your proxy, please allow sufficient time for it to be received in advance of the annual meeting.

If you deliver your proxy and change your mind before the meeting, you may revoke your proxy by delivering notice to John D. Pirnot, our Corporate Secretary, at Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525, stating that you wish to revoke your proxy or by delivering another proxy with a later date. You may vote your shares by attending the meeting in person but, if you have delivered a proxy before the meeting, you must revoke it before the meeting begins. Attending the meeting will not automatically revoke your previously-delivered proxy.

Delivery of Documents to Stockholders Sharing an Address

If two or more stockholders share an address, Advanced Energy may send a single copy of this proxy statement and other soliciting materials, as well as the 2006 Annual Report to Stockholders, to the shared address, unless Advanced Energy has received contrary instructions from one or more of the stockholders sharing the address. If a single copy has been sent to multiple stockholders at a shared address, Advanced Energy will deliver a separate proxy card for each stockholder entitled to vote. Additionally, Advanced Energy will send an additional copy of this proxy statement, other soliciting materials and the 2006 Annual Report to Stockholders, promptly upon oral or written request by any stockholder to Investor Relations, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525; telephone number (970) 221-4670. If any stockholders sharing an address receive multiple copies of this proxy statement, other soliciting materials and the 2006 Annual Report to Stockholders and would prefer in the future to receive only one copy, such stockholders may make such request to Investor Relations at the same address or telephone number.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

A board of eight directors is to be elected at the annual meeting. The Board of Directors has nominated for election the persons listed below. Each of the nominees is currently a director of Advanced Energy. In the event that any nominee is unable to or declines to serve as a director at the time of the meeting, the proxy holders will vote in favor of a nominee designated by the Board of Directors, on recommendation by the Corporate Governance and Nominations Committee to fill the vacancy. We are not aware of any nominee who will be unable or who will decline to serve as a director. The term of office of each person elected as a director at the meeting will continue from the end of the meeting until the next Annual Meeting of Stockholders (expected to be held in the year 2008), or until a successor has been elected and qualified or until such director’s earlier resignation or removal.

NOMINEES

Name	Age	Director Since	Principal Occupation and Business Experience

Douglas S. Schatz	61	1981	Douglas S. Schatz is a co-founder of Advanced Energy and has been its Chairman since its incorporation in 1981. From incorporation in 1981 through July 2005, Mr. Schatz also served as Chief Executive Officer. From incorporation in 1981 through July 1999 and from March 2001 through July 2005, he also served as President. Mr. Schatz is currently on the boards of several private companies and organizations, both for-profit and non-profit.
Richard P. Beck (1,2)	73	1995	Richard P. Beck joined Advanced Energy in March 1992 as Vice President and Chief Financial Officer and became Senior Vice President in February 1998. In October 2001, Mr. Beck retired from the position of Chief Financial Officer, but remained as a Senior Vice President until May 2002. Mr. Beck was chairman of the board of Applied Films Corporation, a publicly held manufacturer of flat panel display equipment, until August 2006 and served on its audit, compensation and nominating and governance committees. He is also a director of TTM Technologies, Inc., a publicly held manufacturer of printed circuit boards, and serves as a member of its nominating and governance committees and is chairman of its audit committee.
Hans Georg Betz	60	2004	Dr. Hans Georg Betz joined the Board of Directors of Advanced Energy in July 2004. In August 2005, Dr. Betz became our Chief Executive Officer and President. Prior to August 2005, he served as chief executive officer of West Steag Partners GmbH, a German-based venture capital company focused on the high-technology industry. Previously, he was chief executive officer of STEAG Electronic Systems AG from 1996 to 2001 after having served as a member of its Management Board since 1992, and a managing director at Leybold AG. from 1987 to 1992. Dr. Betz serves as a director of Mattson Technology, Inc., a publicly held supplier of advanced process equipment used to manufacture semiconductors, and serves as a member of its compensation committee.

Name	Age	Director Since	Principal Occupation and Business Experience

Joseph R. Bronson (1,2)	58	2004	Joseph R. Bronson joined the Board of Directors of Advanced Energy in December 2004. Mr. Bronson served as President of FormFactor, Inc. from November 2004 to January 2007, a publicly held designer and manufacturer of advanced semiconductor wafer probe cards, and had been a director of FormFactor since April 2001. Prior to becoming president of FormFactor, Mr. Bronson held significant leadership positions with Applied Materials, Inc., a publicly held manufacturer of semiconductor capital equipment. Until his resignation from Applied Materials in October 2004, he had served as an executive vice president since December 2000 and as its chief financial officer since January 1998. Mr. Bronson is also a director of Jacobs Engineering Group, a diversified technical consulting firm, and the chairman of the audit committee.
Trung T. Doan (1,3)	48	2005	Trung T. Doan joined the Board of Directors of Advanced Energy in November 2005. Mr. Doan is currently the Chairman and CEO of SemiLEDs Corporation, a manufacturer of high-brightness light emitting diodes. Prior to founding SemiLEDs, Mr. Doan was the Corporate Vice President of Applied Global Services product group at Applied Materials. Mr. Doan held various management and executive positions at companies such as Intel Corp., Honeywell International, and at Micron Technology, Inc. where he had worked from 1988 to 2003 and last held the position of Vice President of Process Development. Earlier, he served as President and CEO of Jusung Engineering, Inc., a major semiconductor and LCD equipment company in Korea. Mr. Doan previously served on the Advanced Energy Board of Directors from July 2000 until January 2004.
Barry Z. Posner (1,3)	58	2004	Barry Z. Posner, Ph.D., joined the Board of Directors of Advanced Energy in September 2004. Dr. Posner is Dean of the Leavey School of Business at Santa Clara University, a professor of leadership, and an award-winning author. Dr. Posner is currently on the editorial review boards of the Journal of Business Ethics, Leadership Review, and International Journal of Servant-Leadership. Dr. Posner also conducts leadership and executive education programs around the globe.

Name	Age	Director Since	Principal Occupation and Business Experience

Thomas M. Rohrs(2,3)	56	2006	Thomas M. Rohrs has served on the Board of Directors of Advanced Energy since May 2006. Mr. Rohrs has been the Chief Executive Officer and Chairman of the Board of Directors of Electroglas, Inc., a provider of automated probing technologies, since April 2006. From 1997 to 2002, Mr. Rohrs was with Applied Materials, Inc., most recently as senior vice president of global operations and a member of the executive committee. Mr. Rohrs also served as a strategic development advisor in the Applied Materials customer support group from 2003 to 2004. In addition to Electroglas, Mr. Rohrs serves on the Board of Directors of the following publicly held companies: Magma Design Automation, Inc., a company which develops software for electronic design automation; Ultra Clean Technology, which designs, engineers, and manufactures gas and liquid delivery systems for semiconductor process equipment manufacturers and device makers; and Vignani Technologies Pvt Ltd, an engineering services company.
Elwood Spedden(1,3)	69	1995	Elwood Spedden has served on the Board of Directors of Advanced Energy since September 1995. Mr. Spedden was chief executive officer of Photon Dynamics, Inc., a publicly held manufacturer of flat panel display test equipment, from January 2003 until his retirement in January 2004. From July 1996 to June 1997, Mr. Spedden was a vice president of KLA-Tencor Semiconductor, a publicly held manufacturer of automatic test equipment used in the fabrication of semiconductors.

(1)	Member of the Corporate Governance and Nominations Committee.

(2)	Member of the Audit and Finance Committee.

(3)	Member of the Compensation Committee.

The Board of Directors has determined that each of the nominees, other than Douglas S. Schatz and Hans Georg Betz, is an “independent director” by considering Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq National Market. To be considered independent, the Board must affirmatively determine that neither the director nor any immediate family member of the director had any direct or indirect material relationship with the Company within the last three years. The Board of Directors has made an affirmative determination that none of the independent directors has any relationship with Advanced Energy that would impair their independence. The independent directors, if all of them are elected at the annual meeting, will constitute a majority of the Board of Directors. There is no family relationship among any of the directors and/or any of the Company’s executive officers. The company’s executive officers serve at the discretion of the Board.

Required Vote

The eight nominees receiving the highest number of affirmative (FOR) votes at the meeting will be elected as directors. Stockholders do not have the right to cumulate their votes for the election of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of the eight nominees. Votes withheld from a nominee will be counted for purposes of determining whether a quorum is present, but will not be counted as an affirmative vote for such nominee.

The Board of Directors recommends a vote “FOR” the election of each of the eight nominees named above.

Director Compensation

On July 24, 2006, Advanced Energy Industries, Inc. revised its non-employee director compensation structure, subject to stockholder approval of the amendment to the 2003 Non-Employee Directors’ Stock Option Plan with respect to the issuances of restricted stock units. Compensation for each non-employee director, assuming stockholder approval with respect to the amendment to the 2003 Non-Employee Directors’ Stock Option Plan, will be as follows:

•	$20,000 annual retainer paid quarterly in July, October, February and April;

•	An additional $50,000 annual retainer for the Chair of the Board, paid quarterly in July, October, February and April;

•	$3,000 per day for each full board meeting, whether such meeting is held in person or telephonically;

•	$4,000 per Audit and Finance Committee meeting for the Chair and $1,750 per meeting for each other committee member, whether such meeting is held in person or telephonically;

•	$2,000 per Compensation Committee meeting or Corporate Governance & Nominations Committee meeting for such Committee’s Chair and $750 for each other Committee member, whether such meeting is held in person or telephonically;

•	15,000 restricted stock units upon initial election or appointment to the Board; and

•	6,000 restricted stock units annually on the date of re-election at the annual meeting.

•	Restricted stock units awarded to non-employee directors will vest as to 25% of the underlying shares on each annual anniversary of the grant date until fully vested on the fourth anniversary of the grant date.

In addition, each incumbent non-employee director who is re-elected at the 2007 annual meeting of stockholders will be granted 10,000 restricted stock units upon such re-election. Such restricted stock units will vest in equal installments over four years, contingent upon the recipient continuing to be a director of the company.

The following table shows director compensation information for 2006:

2006 Director Compensation

							Change
							in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
	Fees Earned or					Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards		Option Awards		Compensation	Earnings	Compensation	Total
Name	($)	($)(2)		($)(5)		($)	($)	($)	($)

Douglas S. Schatz	88,000	—		155,985	(6)	—	—	—	243,985
Richard P. Beck	61,250	4,359	(3)	6,961	(7)	—	—	—	72,570
Hans Georg Betz(1)	—	—		—		—	—	—	—
Joseph R. Bronson	93,750	4,359	(3)	39,726	(8)	—	—	—	137,835
Trung T. Doan	41,000	4,359	(3)	57,200	(9)	—	—	—	102,559
Barry Z. Posner	40,000	4,359	(3)	28,447	(10)	—	—	—	72,806
Thomas M. Rohrs	35,750	10,898	(4)	—		—	—	—	46,648
Elwood Spedden	87,000	4,359	(3)	6,961	(7)	—	—	—	98,320

(1)	Dr. Betz serves as the Company’s Chief Executive Officer and President and, as a employee of the Company, is not eligible for director compensation.

(2)	The amounts in this column reflect the compensation expense recognized for 2006 financial statement reporting purposes related to stock awards granted in accordance with Statement of Financial Accounting

Standards No. 123, “Accounting for Stock Based Compensation” (FAS 123R). The assumptions used to calculate the value of stock awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in Advanced Energy’s Annual Report on Form 10-K for 2006 filed with the SEC on February 20, 2007.

(3)	Reflects compensation expense related to a stock award of 2,000 shares, vesting over four years, granted May 24, 2006. The closing sale price on this date was $13.50 per share.

(4)	Reflects compensation expense related to a stock award of 5,000 shares, vesting over four years, granted May 24, 2006. The closing sale price on this date was $13.50 per share.

(5)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs recognized by the Company in 2006 for option awards as determined pursuant to FAS 123R. These compensation costs reflect option awards granted in and prior to fiscal 2006. The assumptions used to calculate the value of option awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in Advanced Energy’s Annual Report on Form 10-K for 2006 filed with the SEC on February 20, 2007.

(6)	Reflects the compensation costs recognized by the Company in 2006, in accordance with FAS 123R, for stock option grants with the following fair values as of the grant date:

(a)	$101,922 for a stock option grant to purchase 25,000 shares of common stock made on February 12, 2003 at $10.03 per share. Mr. Schatz was President of Advanced Energy when this grant was issued;

(b)	$84,453 for a stock option grant to purchase 25,000 shares of common stock made on April 16, 2003 at $8.37 per share. Mr. Schatz was President of Advanced Energy when this grant was issued;

(c)	$103,948 for a stock option grant to purchase 21,250 shares of common stock made on July 20, 2004 at $12.80 per share. Mr. Schatz was President of Advanced Energy when this grant was issued;

(d)	$82,573 for a stock option grant to purchase 21,250 shares of common stock made on October 19, 2004 at $10.37 per share. Mr. Schatz was President of Advanced Energy when this grant was issued;

(e)	$251,046 for a stock option grant to purchase 92,700 shares of common stock made on January 31, 2005 at $7.15 per share. Mr. Schatz was President of Advanced Energy when this grant was issued.

(7)	Reflects the compensation costs recognized by the Company in 2006, in accordance with FAS 123R, for a stock option grant of 5,000 shares of common stock with a fair value of $27,846 made on May 4, 2005 at $10.90 per share.

(8)	Reflects the compensation costs recognized by the Company in 2006 for stock option grants with the following fair values as of the grant date:

(a)	$71,487 for a stock option grant to purchase 15,000 shares of common stock made on December 30, 2004 at $9.13 per share;

(b)	$27,846 for a stock option grant to purchase 5,000 shares of common stock made on May 4, 2005 at $10.90 per share.

(9)	Reflects the compensation costs recognized by the Company in 2006, in accordance with FAS 123R, for a stock option grant of 15,000 shares of common stock with a fair value of $114,399 made on November 21, 2005 at $12.97 per share.

(10)	Reflects the compensation costs recognized by the Company in 2006, in accordance with FAS 123R, for stock option grants with the following fair values as of the grant date:

(a)	$73,664 for a stock option grant to purchase 15,000 shares of common stock made on August 13, 2004 at $8.94 per share;

(b)	$27,846 for a stock option grant to purchase 5,000 shares of common stock made on May 4, 2005 at $10.90 per share.

Board of Directors Meetings

The Board of Directors held six meetings in 2006. In 2006, the Board of Directors had an Audit and Finance Committee, a Corporate Governance and Nominations Committee and a Compensation Committee. In 2006, each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors (held during the period for which he was a director) and the committees (held during the period for which he served on such committees) on which he served.

Audit and Finance Committee

Composition and Meetings

The Audit and Finance Committee consists of Messrs. Bronson (Chairman), Beck and Rohrs. Each of the members of the Audit and Finance Committee is an “independent director” within the meaning of Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq National Market. The Board of Directors has evaluated the credentials of and determined that each of the members of the Audit and Finance Committee is an “audit committee financial expert” within the meaning of Item 401(h) of SEC Regulation S-K and that he is “independent” within the meaning of Section 10-A of the Securities Exchange Act of 1934. The Audit and Finance Committee met thirteen times in 2006.

Policy on Audit and Finance Committee Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit and Finance Committee approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Approval is provided on a service-by-service basis and is generally subject to a specified budget. In 2006, the Audit and Finance Committee approved all of the audit and non-audit services provided by Advanced Energy’s independent registered public accounting firm.

Audit and Finance Committee Charter and Responsibilities

The Audit and Finance Committee is governed by a written charter, which is available on our website at www.advanced-energy.com. The Audit and Finance Committee is responsible for, among other things:

•	selecting Advanced Energy’s independent registered public accounting firm;

•	approving the scope, fees and results of the audit engagement;

•	determining the independence and evaluating the performance of Advanced Energy’s independent registered public accounting firm and internal auditors;

•	approving in advance, any audit and non-audit services and fees charged by the independent registered public accounting firm;

•	evaluating the comments made by the independent registered public accounting firm with respect to accounting procedures and internal controls and determining whether to bring such comments to the attention of Advanced Energy’s management;

•	reviewing the internal accounting procedures and controls with Advanced Energy’s financial and accounting staff and approving any significant changes; and

•	establishing and maintaining procedures for, and a policy of, open access to the members of the Audit and Finance Committee by the employees of and consultants to Advanced Energy to enable the employees and consultants to bring to the attention of the Audit and Finance Committee concerns held by such employees and consultants regarding the financial reporting of the corporation, and to report potential misconduct to the Audit and Finance Committee.

The Audit and Finance Committee also conducts financial reviews with Advanced Energy’s independent registered public accounting firm prior to the release of financial information in the Company’s Forms 10-K and 10-Q.

Management has primary responsibility for Advanced Energy’s financial statements and the overall reporting process, including systems of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Advanced Energy in conformity with accounting principles generally accepted in the United States and discusses with the Audit and Finance Committee any issues they believe should be raised.

Report of the Audit and Finance Committee

The Audit and Finance Committee has reviewed Advanced Energy’s audited financial statements and met together and separately with both management and Grant Thornton LLP, the Company’s current independent registered public accounting firm to discuss Advanced Energy’s quarterly and annual financial statements and reports prior to issuance. In addition, the Audit and Finance Committee has discussed with the independent registered public accounting firm the matters outlined in Statement on Accounting Standards No. 61 (Communication with Audit Committees) to the extent applicable and received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit and Finance Committee has also discussed with the independent registered public accounting firm their independence.

Based on our review and discussion of the foregoing matters and information, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in Advanced Energy’s 2006 Annual Report on Form 10-K. The Audit and Finance Committee has recommended the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2007, subject to shareholder approval.

The Audit and Finance Committee

Joseph R. Bronson, Chairman
Richard P. Beck
Thomas M. Rohrs

Corporate Governance and Nominations Committee

Composition and Meetings

The Corporate Governance and Nominations Committee consists of Messrs. Beck (Chairman), Bronson, Spedden, Doan and Dr. Posner. Each of the members of the Corporate Governance and Nominations Committee is an “independent director” within the meaning of Rule 4200(a)(15) under the Marketplace Rules of the Nasdaq National Market. The Corporate Governance and Nominations Committee met four times in 2006 and all Corporate Governance and Nominations Committee members were present.

Corporate Governance and Nominations Committee Charter and Responsibilities

The Corporate Governance and Nominations Committee is governed by a written charter and Corporate Governance Guidelines that are available on our website at www.advanced-energy.com.

The Corporate Governance and Nominations Committee is responsible for:

•	ensuring that a majority of the directors will be independent;

•	establishing qualifications and standards to serve as a director;

•	identifying and recommending individuals qualified to become directors;

•	considering any candidates recommended by stockholders;

•	determining the appropriate size and composition of the Board;

•	ensuring that the independent directors meet in executive session quarterly;

•	reviewing other directorships, positions and other business and personal relationships of directors and candidates for conflicts of interest, effect on independence, ability to commit sufficient time and attention to the Board and other suitability criteria; sponsoring and overseeing performance evaluations for the Board as a whole, conducting director peer evaluations, coordinating evaluations of the other committees with the other committees chairpersons;

•	developing and reviewing periodically, at least annually, the corporate governance policies and guidelines of Advanced Energy, and recommending any changes to the Board; and

•	considering any other corporate governance issues that arise from time to time and referring them to the Board. If the Board requests, the Corporate Governance and Nominations Committee will develop appropriate recommendations to the Board.

Director Nominations

The Corporate Governance and Nominating Committee of the Board considers candidates for director nominees proposed by directors and stockholders. This committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. As set forth in the Company’s Guidelines, the Corporate Governance and Nominating Committee strives for a mix of skills and diverse perspectives (functional, cultural and geographic) that is effective for the Board. Every effort is made to complement and supplement skills within the existing Board and strengthen any identified insufficiencies. In selecting the nominees, the Board assesses the independence, character and acumen of candidates and endeavors to collectively establish a number of areas of core competency of the Board, including at a minimum whether a candidate possesses sufficient business judgment, management, accounting and finance, industry and technology knowledge, understanding of manufacturing, leadership, strategic vision, and knowledge of international markets and marketing. Additional criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board.

The Corporate Governance and Nominating Committee of the Board evaluates and interviews potential board candidates. All members of the Board may interview the final candidates. The Corporate Governance and Nominating Committee will consider nominations by stockholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

The Corporate Governance and Nominations Committee will consider any and all director candidates recommended by our stockholders. If you are a stockholder and wish to recommend a candidate for nomination to the Board of Directors, you should submit your recommendation in writing to the Corporate Governance and Nominations Committee, in care of the Secretary of Advanced Energy at 1625 Sharp Point Drive, Fort Collins, Colorado 80525. Your recommendation should include your name and address, the number of shares of Advanced Energy common stock that you own, the name of the person you recommend for nomination, the reasons for your recommendation, a summary of the person’s business history and other qualifications as a director of Advanced Energy and whether such person has agreed to serve, if elected, as a director of Advanced Energy. Please also see the information under “Proposals of Stockholders” on page 37 of this proxy statement.

The Corporate Governance and Nominations Committee will apply the same processes and criteria in evaluating director candidates recommended by stockholders as it applies in evaluating director candidates recommended by directors, members of management or any other person.

Compensation Committee

Composition and Meetings

From January 2006 until July 2006, the Compensation Committee consisted of Mr. Spedden (Chairman), Messrs. Bronson and Doan, and Dr. Posner. In July 2006, Mr. Rohrs replaced Mr. Bronson as a member of the Compensation Committee. Each of the members of the Compensation Committee is a “non-employee director”

within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, an “outside director” within the meaning of Section 162(m) under the Internal Revenue Code and an “independent director” within the meaning of Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq National Market. The Compensation Committee met five times in 2006.

Committee Charter and Responsibilities

The Compensation Committee is governed by a written charter, which is available on our website at www.advanced-energy.com. The Compensation Committee is responsible for recommending salaries, incentives and other compensation for directors and officers of Advanced Energy, administering Advanced Energy’s incentive compensation and benefit plans and recommending to the Board of Directors policies relating to such compensation and benefit plans. The Compensation Committee has also from time to time retained an independent compensation consultant to assist and advise the Compensation Committee in fulfilling these responsibilities.

The Compensation Committee

Elwood Spedden, Chairman
Trung T. Doan
Barry Z. Posner
Thomas M. Rohrs

PROPOSAL NO. 2

AMENDMENT OF AMENDED AND RESTATED 2003 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

The Board of Directors of Advanced Energy is submitting for stockholder approval an amendment of the Amended and Restated 2003 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). We currently are authorized to issue up to 250,000 shares of common stock under the Directors’ Plan. As of December 31, 2006, 105,000 of such shares remained available for issuance. On February 21, 2007, the Board of Directors approved, subject to approval by the stockholders of Advanced Energy, an increase in the number of common shares reserved for issuance under the plan from 250,000 shares to 750,000 shares. On July 24, 2006, the Board of Directors of Advanced Energy approved, subject to shareholder approval, the non-employee director compensation structure as described on page 8 which increases the number of restricted stock units awarded to directors upon initial election or appointment to the Board of Directors and annually on the date of re-election at the annual meeting; and awards to each non-employee director re-elected at the 2007 annual meeting of stockholders a one-time grant of 10,000 restricted stock units upon such re-election.

General Nature of the Directors’ Plan

The principal purposes of the Directors’ Plan are to provide incentives for independent directors to further the growth, development and financial success of Advanced Energy by personally benefiting through the ownership of Advanced Energy’s common stock, and to obtain and retain the services of such individuals who are considered essential to the long term success of Advanced Energy through the grant or issuance of restricted stock, restricted stock units, and/or stock appreciation rights. Prior to the 2006 Amendment to the Directors’ Plan, grants of nonqualified stock options (NSOs) were included as part of the Directors’ Plan.

The principal features of the Directors’ Plan are summarized below, but the summary is qualified in its entirety by reference to the Directors’ Plan itself, which is included as Appendix A to this proxy statement.

Shares Reserved

Under the Directors’ Plan, the aggregate number of shares of common stock that may be issued through restricted stock, restricted stock units, and/or upon the exercise of NSOs is 250,000 shares.

On March 12, 2007, the closing price of Advanced Energy’s common stock on the Nasdaq Stock Market was $21.10 per share.

The shares of common stock available for issuance under the Directors’ Plan are previously authorized and unissued shares. The Directors’ Plan provides for appropriate adjustments in the number of shares subject to the Directors’ Plan and to outstanding NSOs, restricted stock units, and shares of restricted stock thereunder in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, separation, liquidation or other change in the corporate structure or capitalization affecting Advanced Energy’s shares. Shares subject to expired, surrendered or unexercisable NSOs, restricted stock, or restricted stock units, as applicable, are available for future issuance under the Directors’ Plan.

Administration

The Directors’ Plan is administered by a committee selected by the Board of Directors, consisting of at least two individuals each of whom is either a member of the board and not a non-employee director, or a senior officer of Advanced Energy who is not a member of the board.

The administrator is solely responsible for the interpretation, implementation and application of the Directors’ Plan. With the approval of the Board of Directors, the administrator may suspend or discontinue the plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the Company’s stockholders no revision or amendment shall change the number of shares available for issuance under the plan (except in the event of a change in corporate structure or capitalization affecting the shares), change the designation of the class of individuals eligible to receive options or materially increase the benefits accruing to the Non-Employee Directors under the plan.

Awards Under the Directors’ Plan

Currently, the Directors’ Plan provides that a non-employee director will automatically receive 5,000 restricted stock units on the first date elected or appointed as a member of the board, and 2,000 restricted stock units on any date re-elected as a member of the board by Advanced Energy’s stockholders. Restricted stock units awarded to non-employee directors vest as to 25% of the underlying shares on each annual anniversary of the grant date until fully vested on the fourth anniversary of the grant date.

The Directors’ Plan also provides that a non-employee director, at the discretion of the administrator, may be awarded stock appreciation rights, which are rights to receive in cash the amount that the fair market value of a share exceeds a stated exercise price.

Any options previously granted under the Directors’ Plan are not considered incentive stock options within the meaning of Section 422 of the Internal Revenue Code. Options granted under the Directors’ Plan have an exercise price of at least 100% of fair market value of a share on the date of option grant. Fair market value means the closing sales price of a share on such date as reported on the principal exchange or market on which shares are then listed or admitted for trading.

An NSO granted upon the date first elected or appointed as a member of the board was immediately exercisable as to one-third of the shares subject to the grant, then another one-third on each of the next two anniversaries of the date granted. NSOs that were issued upon re-election vested immediately on the date granted.

The proposed amendment increases the amount of restricted stock units granted to non-employee directors on the first date elected or appointed as a member of the board from 5,000 to 15,000 restricted stock units; increases the amount of restricted stock units granted to non-employee directors annually on the date of re-election at the annual meeting from 2,000 to 6,000 restricted stock units; and awards to each non-employee director re-elected at the 2007 annual meeting of stockholders a one-time grant of 10,000 restricted stock units upon such re-election, with such award to vest over a period of four years.

Terms of Awards

Awards of previously issued stock options under the Directors’ Plan generally expire after the earlier of (i) six months after the date the non-employee director ceases to be a member of the board, including by reason of death; (ii) the occurrence of a change in control; and (iii) the 10th anniversary of the date of grant. If a director has served continuously as a member of the board for at least five years, the period under subsection (i) above is eighteen months.

Generally, the exercise price may be paid in cash. At the discretion of the administrator, the exercise price may be paid by tender of shares of Advanced Energy stock having a fair market value not less than the exercise price, provided that these shares were owned by the non-employee director for a period of at least six months, or not acquired directly or indirectly from Advanced Energy.

Certain change of control transactions, such as a sale of Advanced Energy, may cause awards granted under the Directors’ Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction. In the event of a change of control, options will become fully exercisable as of the date which is seven days before the change in control transaction. Options that are not exercised by the date of the change of control transaction shall terminate and cease to be outstanding. Restricted stock and restricted stock units shall vest upon consummation of the change in control transaction.

In the event of any change in corporate structure or capitalization affecting shares, such as stock splits and other similar events, the Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Directors’ Plan.

Certain Federal Income Tax Consequences

The federal income tax consequences of the Directors’ Plan under current federal income tax law are summarized in the following discussion which deals with the general tax principles applicable to the Directors’ Plan, and is intended for general information only. Alternative minimum tax and other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

For federal income tax purposes, there are no immediate tax consequences of receiving an award of restricted stock units under the Directors Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If Advanced Energy complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

With respect to NSOs previously granted under the Directors’ Plan, upon exercise the optionee generally will realize ordinary income, and if Advanced Energy complies with applicable reporting requirements, it will be entitled to a business expense deduction in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise.

The foregoing summarizes the principal United States federal income tax consequences to Advanced Energy and to non-employee directors who are residents in the United States. The summary is based on the current provisions of the Internal Revenue Code and the regulations thereunder and on Advanced Energy’s understanding, in consultation with its legal counsel, of the current administrative practices of the Internal Revenue Service. Non-employee directors have been advised to obtain independent advice from their own tax advisors.

Required Vote

Approval of the proposed amendment to the Amended and Restated 2003 Non-Employee Directors’ Stock Option Plan requires the affirmative (FOR) vote of a majority of the shares of common stock cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are not included.

The Board of Directors recommends a vote “FOR” the amendment to the Amended and Restated 2003 Non-Employee Directors’ Stock Option Plan.

PROPOSAL NO. 3

AMENDMENT OF 2003 STOCK OPTION PLAN

The Board of Directors of Advanced Energy is submitting for stockholder approval an amendment of the 2003 Stock Option Plan (the “2003 Plan”). We currently are authorized to issue up to 3,250,000 shares of common stock under the 2003 Plan. As of December 31, 2006, 1,125,298 of such shares remained available for issuance. On February 21, 2007, the Board of Directors approved, subject to approval by the stockholders of Advanced Energy, an increase in the number of common shares reserved for issuance under the plan from 3,250,000 shares to 6,750,000 shares. The Board of Directors has also approved, subject to approval by the stockholders of Advanced Energy, an amendment to the 2003 Plan to provide that a participant under the 2003 Plan is granted 90 days from the date of separation, regardless of the reason for separation, to exercise rights under the 2003 Plan. For grants made following the ratification of this amendment, participants will no longer be entitled to 180 days from the date of an involuntary separation without cause to exercise rights under the 2003 Plan.

General Nature of the 2003 Plan

The principal purposes of the 2003 Plan are to provide incentives for employees to further the growth, development and financial success of Advanced Energy by personally benefiting through the ownership of Advanced Energy’s common stock, and to obtain and retain the services of such individuals who are considered essential to the long term success of Advanced Energy through the grant or issuance of options, restricted stock, restricted stock units and stock appreciation rights (collectively, “Awards”).

The principal features of the 2003 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2003 Plan itself, which is included as Appendix B to this proxy statement.

Shares Reserved

Under the 2003 Plan, the aggregate number of shares of common stock that may be issued upon the exercise of options or any other Award is 3,250,000 shares.

On March 12, 2007, the average of the high and low price for a share of Advanced Energy’s common stock on the NASDAQ Stock Market was $21.23.

The shares of common stock available for issuance under the 2003 Plan are previously authorized and unissued shares. The 2003 Plan provides for appropriate adjustments in the number of shares subject to the 2003 Plan and to outstanding Awards thereunder in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, separation, liquidation or other change in the corporate structure or capitalization affecting Advanced Energy’s shares. Available for future issuance under the 2003 Plan are (i) shares subject to expired, surrendered or unexercisable awards; (ii) shares which are forfeited; and (iii) shares retained by Advanced Energy upon the exercise of an option to satisfy the related withholding taxes.

Administration

The 2003 Plan is administered by the Compensation Committee, consisting of at least two members of the Board of Directors who are independent directors as defined by Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

The administrator is authorized to determine the individuals who will receive Awards (the Participants), fix the number of shares that each Participant may purchase, to determine the exercise price of the awards, whether options are to be incentive stock options (ISOs) or non-qualified stock options (NSOs), and to set the terms and conditions of each option, including the period over which the Award becomes exercisable, and all other matters relating to the administration and operation of the 2003 Plan. The administrator is also authorized to suspend or discontinue the 2003 Plan or revise and amend it in any respect whatsoever; provided, however, that without approval of Advanced Energy’s stockholders no revision or amendment shall change the number of shares issuable, or effectively reduce the exercise price of any outstanding option under the 2003 Plan.

Awards Under the 2003 Plan

The 2003 Plan provides that the administrator may grant options, both ISOs within the meaning of Section of 422 of the Internal Revenue Code and options which do not qualify as ISOs within the meaning of Section 422 of the Internal Revenue Code or NSOs, restricted stock, restricted stock units, and stock appreciation rights. Each award will be set forth in a separate written agreement.

Fair market value means the closing sale price of a share on such date as reported on the principal exchange or market on which shares are then listed or admitted for trading.

The exercise price of a NSO granted under the 2003 Plan may not be less than the fair market value of a share on the date of the option grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date. NSOs may not be granted for any term exceeding 10 years after the grant date.

ISOs will be designed to comply with the provisions of the Internal Revenue Code and will be subject to certain restrictions contained in the Internal Revenue Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share on the date of the option grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within 10 years after the date of grant; but may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns stock possessing at least 10% of the combined voting power of all classes of Advanced Energy, the 2003 Plan provides that the exercise price must be at least 110% of the fair market value of a share on the date of grant and the ISO must expire no later than the fifth anniversary of the date of its grant. The aggregate fair market value determined at the time of grant of shares with respect to which an ISO is first exercisable by a Participant during any calendar year cannot exceed $100,000.

Restricted stock may be awarded to a person meeting the eligibility requirements discussed above. In general, restricted stock may not be sold, or otherwise transferred until vested. Holders of restricted stock, unlike recipients of options, will have voting rights and will receive dividends if declared by Advanced Energy, prior to vesting. The terms of all stock appreciation rights are determined by the 2003 Plan administrator.

Restricted stock units may be awarded to a person meeting the eligibility requirements discussed above. In general, restricted stock units are subject to the transferability restrictions applicable to options and will be forfeited upon termination of a Participant’s service if they have not vested. Holders of restricted stock units will have no voting rights or rights to receive dividends until the date of issuance of restricted stock shares.

Stock appreciation rights may be awarded to a person meeting the eligibility requirements discussed above. In general, stock appreciation rights award a Participant the right to receive in cash the amount that the fair market value of a share exceeds a stated exercise price. The terms of all stock appreciation rights are determined by the 2003 Plan administrator.

Terms of Awards

The dates on which Awards under the 2003 Plan first become exercisable and on which they expire will be set forth in individual Award agreements. These agreements generally will provide that Awards expire upon termination of the Participant’s employment, although the administrator may provide that such Awards continue to be exercisable following a termination, or because of the Participant’s death, disability or otherwise.

Generally, the exercise price may be paid in cash, by check, or in cash equivalent. At the discretion of the administrator, the exercise price may be paid by tender of shares of Advanced Energy stock having a fair market value not less than the exercise price.

At the time of certain change of control transactions, such as a sale of Advanced Energy, the surviving, continuing, successor, or purchasing corporation (the “Acquirer”) may either assume Advanced Energy’s rights and obligations with respect to outstanding options or substitute for outstanding options substantially equivalent options for the Acquirer’s stock. In the case of restricted stock and restricted stock units, an Acquirer has no obligation to assume or substitute an award of unvested shares, and any such shares will be forfeited.

In the event of any change in corporate structure or capitalization affecting shares, such as stock splits and other similar events, the Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2003 Plan, including the individual limitations on awards.

Certain Federal Income Tax Consequences

The federal income tax consequences of the 2003 Plan under current federal income tax law are summarized in the following discussion which deals with the general tax principles applicable to the 2003 Plan, and is intended for general information only. In addition, the tax consequences described below are subject to the limitations of Internal Revenue Code Section 162(m), as discussed in further detail below. Alternative minimum tax and other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

For federal income tax purposes, the recipient of NSOs granted under the 2003 Plan will not have taxable income upon the grant of the option, nor will Advanced Energy then be entitled to any deduction. Generally, upon exercise of NSOs the optionee will realize ordinary income, and Advanced Energy will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise.

An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO. However, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an “item of tax preference” for the optionee for purposes of the alternative minimum tax. Generally, upon the sale or other taxable disposition of the shares of common stock acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized in such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (a) two years from the date of grant of the ISO or (b) one year from the date of exercise. If the shares of stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the ISO exercise price and the fair market value of the shares on the date of exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, generally will be taxed as capital gain. If the shares of stock are disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee’s ordinary income generally is limited to the excess, if any, of the amount realized in such disposition over the option exercise price paid. Advanced Energy (or other employer corporation) generally will be entitled to a tax deduction with respect to an ISO only to the extent the optionee has ordinary income upon sale or other disposition of the shares of stock.

An option will only qualify as an ISO to the extent that the aggregate fair market value of the shares with respect to which the option becomes exercisable for the first time in any calendar year is equal to or less than $100,000. For purposes of this rule, the fair market value of shares shall be determined as of the date the ISO is granted. To the extent an ISO is exercisable for shares in excess of this $100,000 limitation, the excess shares shall be taxable under the rules for NSOs described above.

A Participant to whom restricted stock is issued will not have taxable income upon issuance and Advanced Energy will not then be entitled to a deduction, unless an election is made under Section 83(b) of the Internal Revenue Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by us, the Participant will realize ordinary income and we will be entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price. If an election is made under Section 83(b) with respect to restricted stock, the Participant will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price therefore and Advanced Energy will be entitled to a deduction in the same amount.

There are no immediate tax consequences of receiving an award of restricted stock units under the 2003 Plan. A Participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If Advanced Energy complies with applicable reporting requirements and with the restrictions of

Section 162(m) of the Internal Revenue Code, it will be entitled to a business expense deduction in the same amount and generally at the same time as the Participant recognizes ordinary income.

No taxable income is generally recognized by the Participant upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right, the cash received generally will be taxable as ordinary income to the Participant in the year of such exercise. Advanced Energy generally will be entitled to a compensation deduction for the same amount that the Participant recognizes as ordinary income.

Under Internal Revenue Code Section 162(m), in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and nonqualified benefits paid in 1994 and thereafter) for certain executive officers exceeds $1 million in any one taxable year. However, under Internal Revenue Code Section 162(m), the deduction limit does not apply to certain “performance-based” compensation established by an independent compensation committee which conforms to certain restrictive conditions stated under the Internal Revenue Code and related regulations. The 2003 Plan has been structured with the intent that Awards granted under the 2003 Plan may meet the requirements for “performance-based” compensation and Internal Revenue Code Section 162(m), at the administrator’s discretion. Restricted stock granted under the 2003 Plan may qualify as “performance-based” under Internal Revenue Code Section if it vests based solely upon the performance criteria.

The foregoing summarizes the principal United States federal income tax consequences to Advanced Energy and to optionees who are residents in the United States. The summary is based on the current provisions of the Internal Revenue Code and the regulations thereunder and on Advanced Energy’s understanding, in consultation with its legal counsel, of the current administrative practices of the Internal Revenue Service. Participants have been advised to obtain independent advice from their own tax advisors.

Required Vote

Approval of the proposed amendment to the 2003 Stock Option Plan requires the affirmative (FOR) vote of a majority of the shares of common stock cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are not included.

The Board of Directors recommends a vote “FOR” the amendment to the 2003 Stock Option Plan.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 2, 2007, the Audit and Finance Committee approved the continued appointment of Grant Thornton LLP for 2007 as the Company’s independent registered public accounting firm. If the stockholders fail to ratify the appointment of Grant Thornton LLP, the Audit and Finance Committee will reconsider its selection.

A representative of Grant Thornton LLP is expected to be present at the meeting and will have an opportunity to make a statement if he or she so desires. Moreover, the representative is expected to be available to respond to appropriate questions from the stockholders.

Audit Fees

For the fiscal years ended December 31, 2006 and 2005, fees billed by Grant Thornton LLP for professional services consisted of audit fees and were $1,024,339 and $1,327,041, respectively. Audit fees were for professional services rendered for the audit of Advanced Energy’s consolidated financial statements and internal controls over financial reporting, review of interim financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

The Audit and Finance Committee approved all services provided by Grant Thornton LLP during 2006 and 2005.

Required Vote

Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for Advanced Energy for 2007 requires the affirmative (FOR) vote of a majority of the shares of common stock cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are not included.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm.

OWNERSHIP

The following table sets forth the beneficial ownership of Advanced Energy common stock as of March 12, 2007 by:

•	each person known to us to beneficially own more than 5% of the outstanding common stock;

•	each director and nominee for director;

•	each named executive officer identified on page 30; and

•	the current directors and executive officers as a group.

Name of Stockholder	Shares Beneficially Owned		Percent Owned

Douglas S. Schatz, Chairman of the Board of Directors	9,449,830	(1,2,5)	21.0%
T. Rowe Price Associates, Inc.	2,921,450	(3)	6.5%
Barclays Global(4)	2,680,239	(4)	6.0%
Richard P. Beck, Director	53,074	(2,5)	*
Hans Georg Betz, Director, Chief Executive Officer and President	83,446	(2)	*
Joseph R. Bronson, Director	20,000	(2,5)	*
Trung T. Doan, Director	10,000	(2,5)	*
Barry Z. Posner, Director	20,000	(2,5)	*
Thomas M. Rohrs, Director	—	(5)	*
Elwood Spedden, Director	30,000	(2,5)	*
Charles S. Rhoades, Chief Operating Officer	151,154	(2,7)	*
Lawrence D. Firestone, Executive Vice President and Chief Financial Officer	—		*
James G. Guilmart, Senior Vice President, Sales	162,668	(2)	*
Mark D. Hartman, Principal Financial and Accounting Officer	2,399	(2,6)	*
All current executive officers and directors, as a group (12 persons)	9,982,571	(5,8)	22.2%

*	Less than 1% of the outstanding shares of our common stock.

(1)	Includes 9,073,090 shares held by the family trust of Mr. Schatz and his wife, and 210,000 shares held by a charitable foundation of which Mr. Schatz and members of his immediate family are the trustees. Mr. Schatz may be deemed to share with the other trustees voting and dispositive power with respect to the charitable foundation’s 210,000 shares. Mr. Schatz disclaims beneficial ownership of the 210,000 shares held by the charitable foundation. Mr. Schatz’ address is c/o Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

(2)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of March 12, 2007 pursuant to stock options granted or assumed by Advanced Energy:

• Douglas S. Schatz	166,740
• Richard P. Beck	22,500
• Hans Georg Betz	80,000
• Joseph R. Bronson	20,000
• Trung T. Doan	10,000
• Barry Z. Posner	20,000
• Elwood Spedden	30,000
• Charles S. Rhoades.	138,995
• James G. Guilmart	161,170
• Mark D. Hartman.	1,200

(3)	Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on February 14, 2007 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reports dispositive power over 2,921,450 shares, or 6.5%. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on January 9, 2007 by Barclays Global Investors, NA., Barclays Global Fund Advisors and Barclays Global Investors, LTD. Barclays Global Investors, NA., Barclays Global Fund Advisors and Barclays Global Investors, LTD reports dispositive power over 2,680,239 shares, or 6.0%. The address for Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105.

(5)	The shares reported in the table do not include awards which will be granted to each non-employee director, if such person is re-elected or initially elected to the Board of Directors at the annual meeting.

(6)	Mr. Hartman was Principal Financial and Accounting Officer until August 9, 2006 and Senior Director of Corporate Accounting and Assistant Corporate Controller until January 5, 2007.

(7)	The shares reported in the table include 10,000 shares owned indirectly by a trust for the benefit of Mr. Rhoades’ siblings. Mr. Rhoades is the trustee of such trust.

(8)	The shares reported in the table include 650,605 shares that the current 12 executive officers and directors collectively have the right to acquire within 60 days of March 12, 2007 pursuant to stock options granted by Advanced Energy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our Company’s long-term success depends on our ability to fulfill the expectations of our customers in a competitive environment and deliver value to shareholders. To achieve these goals, it is critical that we be able to attract, motivate, and retain highly talented individuals at all levels of the organization who are committed to the Company’s values and objectives.

The Company’s executive compensation programs are based on the same objectives that guide the Company in establishing all of its compensation programs:

•	Compensation should be based on the level of job responsibility, individual performance, and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and shareholder returns because those employees are more able to affect the Company’s results.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•	Compensation should reward performance. Our programs should deliver top-tier compensation for top-tier individual performance and Company success, and should deliver correspondingly lower compensation where performance falls short of expectations. In addition, objectives of pay-for-performance and retention must be balanced.

•	Compensation should foster the long-term focus required for the Company’s success. While many Company employees receive a mix of both annual and longer-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a greater position to influence longer-term results.

•	To be effective, employees must be able to understand how performance-based compensation programs affect their pay, both directly through individual performance accomplishments and indirectly through the Company’s achievement of its strategic and operational goals.

•	While compensation programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of the compensation and benefit programs should be broadly similar and egalitarian across the organization.

Overview of Compensation Program

The Compensation Committee

The Compensation Committee of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee strives to develop and maintain competitive, progressive programs that attract, retain and motivate high-caliber executives, foster teamwork and maximize the long-term success of Advanced Energy by appropriately rewarding individuals for their achievements. We believe that the total compensation of executives should be based on both individual performance and the Company’s operating results. As a result, our executive compensation program includes cash bonuses and equity-based incentives in addition to base salary.

From January 2006 until July 2006, the Compensation Committee consisted of Mr. Spedden (Chairman), Messrs. Bronson and Doan, and Dr. Posner. In July 2006, Mr. Rohrs replaced Mr. Bronson as a member of the Compensation Committee. Each of the members of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, an “outside director” within the meaning of Section 162(m) under the Internal Revenue Code and an “independent director” within the meaning of

Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq National Market. The Compensation Committee met five times in 2006.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and that aligns interests of executives with those of the stockholders by rewarding performance above established goals, with the ultimate objectives of exceeding corporate expectations and improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that each element of compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.

On occasion, the Compensation Committee meets with the Company’s Chief Executive Officer and other senior executives in order to obtain recommendations with respect to the Company’s compensation programs and practices for executives and other employees. With support from market compensation data, management makes recommendations to the Compensation Committee on the base salaries, bonus targets and equity compensation for the executive team and other employees. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation.

While management attends certain meetings of the Compensation Committee, the Compensation Committee also regularly holds executive sessions not attended by any members of management or by non-independent directors. The Compensation Committee makes all compensation decisions for the executive officers and approves recommendations regarding equity awards to all officers of the Company. The Chief Executive Officer annually reviews the performance of each executive officer (other than Chief Executive Officer himself, whose performance is reviewed by the Compensation Committee in executive session). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual stock options or other equity award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying those recommended options.

The Compensation Committee has the authority to engage its own independent advisors to assist in making determinations with respect to the compensation of executives and other employees. The Compensation Committee engaged Compensation Strategies in 2006 to provide updated market data regarding the compensation practices of Advanced Energy’s peer companies along with comparisons of the Company’s practices with respect to best practices within the industry. Compensation Strategies, Inc. has not provided any other services to the Company and has received no compensation other than with respect to the services provided to the Compensation Committee.

Benchmarking

In making compensation decisions, the Compensation Committee compares compensation paid to executives of a peer group of companies. The peer group typically includes a range of companies with which the Compensation Committee believes the Company competes for talent or from which the Company is likely to recruit talent. For 2006, the Compensation Committee considered major high technology competitors for executive talent and companies of a size and scope at least similar to that of Advanced Energy as measured by market capitalization, revenue, net income and total shareholder return, and as appropriately size-adjusted. For 2006, the companies comprising this group of peer companies (the “Compensation Peer Group”) were:

Applied Films Corp.	Credence Systems Corp.	Novellus Systems., Inc.
Applied Materials, Inc.	Cymer	Photon Dynamics, Inc.
Asyst Techs., Inc.	Entegris, Inc	Photronics, Inc.
Atmi, Inc.	FSI Int’l, Inc.	Rudolph Techs., Inc.
Axcelis Techs., Inc.	KLA-Tencor Corp.	Ultratech, Inc.
Brooks Automation, Inc.	LAM Research Corp.	Varian Semiconductor Equipment Associates.
Cognex Corp.	Mattson Tech., Inc.	Veeco Instruments, Inc.
Coherent, Inc.	MKS Instruments, Inc.

To assist in the benchmarking process, the Compensation Committee in 2006 specifically requested that Compensation Strategies conduct reviews of the Company’s total compensation program for officers and directors of the Company as well as for other senior managers and executives as compared to the Compensation Peer Group. Compensation Strategies provided the Compensation Committee with relevant market data, competitive assessments of the of the Company’s compensation practices compared to those of the Compensation Peer Group, and alternatives to consider when making compensation decisions for the executive officers of the Company.

Components of Executive Compensation

For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were: (1) Base Salary, (2) Performance-Based Incentive Compensation, (3) Long-Term Equity Incentive Compensation, (4) Personal Benefits and Perquisites, and (5) Other Compensation.

Base Salary

The Company provides executive officers and other employees with a base salary to compensate for services rendered during the fiscal year. Base salaries are set at levels sufficient to attract and retain highly talented executives capable of fulfilling the Company’s key objectives while encouraging the executives to strive for performance-based and long-term incentives in addition to their base salaries. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.

2006 base salaries for the executive officers as shown on the Summary Compensation Table were set between the 40th and 60th percentile of the salaries paid to executive officers in comparable positions as reported by the Compensation Peer Group. In fixing the base salary of each executive, including any merit increase awarded over the prior year, the Compensation Committee also considered individual performance of the executive, including the executive’s future potential and the scope of his or her responsibilities and experience; an internal review of the executive’s current total compensation, both individually and relative to other executive officers; and financial performance of the Company during the prior year.

Performance-Based Incentive Compensation

The Company provides executive officers and other employees with annual cash incentive bonuses linked to specific, near-term goals. The Company provides this element of compensation to executives to motivate superior performance and results during the fiscal year, including the achievement of key strategic initiatives and operating results beyond normal and acceptable expectations.

In 2006, the executive officers, including the Chief Executive Officer, were eligible to participate in incentive awards to be distributed from a bonus pool based upon the company’s operating results in 2006. Under the bonus plan, the company funded a bonus pool equal to 10% of the company’s 2006 operating income, plus stock-based compensation expense, provided that 2006 annual revenue was at least $320 million and post-bonus operating income was at least 10%. Based on this formula, the funded bonus pool amount for 2006 was $8.6 million.

Individual participants were eligible for bonuses under the plan based upon each participant’s pre-established target bonus, accomplishment of specific individual performance objectives determined by management, overall individual performance, and consideration of the total size of the bonus pool. While base salaries are set to be centered at the 50th percentile as compared to those for comparable positions as reported by the Compensation Peer Group, the Compensation Committee targets incentive compensation at approximately the 65th percentile in order to provide higher incentive compensation opportunity and reward exceptional goal achievement, thereby allowing total compensation to be more competitive as a whole while taking into account business cyclicality. Target bonuses for executives in 2006 were:

•	Chief Executive Officer — 70% of base salary

•	Executive Vice Presidents including Chief Operating Officer and Chief Financial Officer — 50% of base salary

•	Senior Vice Presidents, Vice Presidents and other key leaders — up to 30% of base salary

Individual performance objectives applicable to the participants were set based upon profitability, growth, quality or other goals that would exceed performance expectations under the Company’s 2006 annual operating plan. Individual performance objectives were set to reward exceptional individual performance with bonus modifiers based on the individual’s performance above target amounts, up to a maximum of 150% of such participant’s target bonus. In accordance with the goal of retaining key talent, an executive was required to remain an employee for the entire fiscal year to be eligible for any award under the incentive bonus plan.

In February 2007, the Compensation Committee awarded full year 2006 cash bonuses to the Executive Officers and to eligible employees based upon results of operations that exceeded expectations in the full year 2006. For the year ending 2006, the Compensation Committee awarded to Dr. Betz an individual performance modifier of 1.45 to his target bonus amount of 70% of base salary in recognition of Dr. Betz’s accomplishments in completing the business turnaround of the Company and in positioning the Company for growth in new markets. With the performance modifier of 1.45, Dr. Betz’s incentive award earned under the bonus plan was $542,923. The Compensation Committee approved management’s recommendation that Mr. Rhoades be awarded an individual performance modifier of 1.50 in recognition of his accomplishments in substantially improving operating margins, inventory management, and below-the-line costs which contributed directly to the Company’s exceptional operating results for 2006. With the performance modifier of 1.50 to his target bonus amount of 50% of base salary, Mr. Rhoades’ incentive award earned under the bonus plan was $254,025. The Compensation Committee also approved management’s recommendation that Mr. Firestone be awarded an individual performance modifier of 1.40 in recognition of his accomplishments in implementing significant improvements in governance processes and in building relationships within the investor community. With the performance modifier of 1.40 to his target bonus amount of 50% of base salary, Mr. Firestone’s incentive award earned under the bonus plan (as prorated for term of service) was $77,501.

Certain of the executive officers and other key leaders were also eligible in 2006 for additional incentive bonuses relating to two specific Company growth objectives. Under this plan, additional bonus pool fundings of $500,000 each were available for achievement of target goals relating to (a) increasing revenue or achieving design wins with respect to a specified customer in the company’s core markets, and (b) penetrating emerging and new markets using the company’s core technology. In February 2007, the Compensation Committee authorized the payment of $500,000 of the additional incentive bonus based upon achievement of the second of the two objectives, to be shared among 11 participants deemed by the Compensation Committee to have contributed directly to the achievement of the objective. Dr. Betz, Mr. Rhoades, and Mr. Guilmart were each awarded an equal share of $45,596 of the additional incentive bonus, while Mr. Firestone was awarded a prorated share of $20,481 based on their time in service during 2006.

Long-Term Equity Incentive Compensation

The Company provides executive officers and other employees with long-term equity incentives. In 2006, these incentives were provided in the form of stock options and restricted stock units that vest over a period of time, typically four years. The Company provides this element of compensation to executives in order to align their interests with those of the Company’s shareholders and focus their attention on the long-term performance of the company.

Equity-based incentives are granted under the Company’s stockholder-approved 2003 Stock Option Plan, as amended January 31, 2005. The Compensation Committee has granted equity awards at its scheduled meetings or by unanimous written consent, and the grants become effective and are priced based on the closing price on the date of such approval. All stock option grants have a per share exercise price equal to the fair market value of the Company’s common stock on the grant date. The grant dates of equity compensation awards to executives are not set in anticipation of the release of material non-public information that is likely to result in changes to the price of the Company’s stock.

In 2006, the Company continued its practice of awarding a portion of executive officers’ equity-based incentives in the form of time-vested restricted stock units. The number of options and restricted stock units granted to each executive officer in 2006 as shown on the Summary Compensation Table was based upon a review by the

Compensation Committee of each executive officer’s base salary, bonus potential, and individual performance and accomplishments, with the result in each case aimed at achieving total equity compensation between the 40th and 60th percentile of the total equity compensation paid to executive officers in comparable positions as reported by the Compensation Peer Group, based upon data contained in market research commissioned by the Compensation Committee in 2004.

Following presentation of the supplemental compensation study in 2006 by Compensation Strategies, the Compensation Committee determined that equity-based incentives awarded to executives for 2006 had trailed market trends for the Compensation Peer Group. No adjustments to 2006 equity awards were made by the Compensation Committee. In approving equity awards to executives for 2007, however, the Compensation Committee took into account the revised market data. The Compensation Committee also determined that the practice of awarding a portion of equity compensation to executives in the form of restricted stock units should be discontinued, and that future awards would be in the form of stock options only. The Compensation Committee also determined that the amount of total executive equity-based compensation should be raised beginning in 2007 to target at approximately between the 60th to 70th percentile of that awarded for comparable positions as reported by the Compensation Peer Group, in order to place greater emphasis on the goals of retention and growth and to ensure stronger alignment between executive performance and shareholder interests.

Personal Benefits and Perquisites

As U.S. employees, the executives were eligible to participate in health, welfare, and paid time off benefits, as offered to our U.S. workforce, designed to attract and retain its workforce in a competitive marketplace. These benefits help ensure that the Company has a healthy and focused workforce through reliable and competitive health and other personal benefits.

All U.S. employees of the Company, including the executive officers, are eligible to participate in the Company’s 401(k) savings plan and are eligible to receive matching contributions by the Company 25 percent of the first 6 percent of compensation contributed to the plan by the employee.

In 2006, each of Dr. Betz, Mr. Rhoades, Mr. Firestone, and Mr. Guilmart were paid car allowances of $15,750, $6,825, $1,802, and $6,825, respectively, in accordance with historical practices. As of fiscal year 2007, these allowances have been eliminated as a component of executive compensation.

Other Compensation

The Company is a party to a Change in Control (“CIC”) Agreement with each of the Chief Executive Officer, Chief Operating Officer, and the Chief Financial Officer. The CIC agreements provide each of these executives with severance payments and certain benefits in the event of a termination without Cause or other involuntary termination. The Company entered into the CIC agreements in order to keep management focused on the Company’s stated corporate objectives irrespective of whether the achievement of such objectives makes the Company attractive for acquisition, and to avoid the distraction and loss of key management that could occur in connection with a rumored or actual change in corporate control.

In the event of an executive’s termination without cause in the absence of an actual or pending change in control, the executive is entitled to receive: (a) all then accrued compensation and a pro-rata portion of executive’s target bonus for the year in which the termination is effected, (b) a lump sum payment equal to the executive’s then current annual base salary plus his or her target bonus for the year in which the termination is effected, (c) continuation of insurance and other benefits for 12 months following the date of termination, (d) an amount equal to the contributions that would have been made to the company’s retirement plans on behalf of executive, if the executive had continued to be employed for 12 months following the date of termination, and (e) reimbursement, up to $15,000, for outplacement services.

In the event of an executive’s termination without cause following an actual or during a pending change in control, the executive is entitled to receive: (a) all then accrued compensation and a pro-rata portion of executive’s target bonus for the year in which the termination is effected, (b) a lump sum payment equal to 1.75 times (i) the executive’s then current annual base salary plus (ii) his or her target bonus for the year in which the termination is effected, (c) continuation of insurance and other benefits for 21 months following the date of termination, (d) an amount equal to the contributions that would have been made to the company’s retirement plans on behalf of executive, if the executive had continued to be employed for 21 months following the date of termination, and (e) reimbursement, up to $15,000, for outplacement services. In addition, all stock options and other equity awards then held by the executive so terminated become fully vested and exercisable.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code of 1986 generally limits to $1 million the corporate deduction for compensation paid to certain executive officers, unless the compensation is “performance-based” (as defined in Section 162(m)). Each of the Board of Directors and the Compensation Committee has carefully considered the potential impact of this limitation on executive compensation and has determined it to be in the best interests of Advanced Energy and the stockholders to seek to qualify as tax deductible virtually all executive compensation. The Board of Directors and the Compensation Committee also recognize the need to consider factors other than tax deductibility in making compensation decisions and thus reserve the flexibility to award compensation that is not necessarily performance-based.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Spedden (Chairman), Messrs. Doan and Rohrs, and Dr. Posner. None of such directors is or has been an officer or employee of Advanced Energy, nor has any of such persons had a direct or indirect interest in any business transaction with Advanced Energy involving an amount in excess of $120,000 or any other interlock relationship required to be reported under the rules of the Securities and Exchange Commission.

During 2006, no executive officer of Advanced Energy served as a member of the board of directors or compensation committee of another company that has any executive officers or directors serving on Advanced Energy’s Board of Directors or its Compensation Committee.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in a document filed under the Securities Act or the Exchange Act

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2006. Based upon the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for is 2007 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee.

Elwood Spedden, Chairman
Trung T. Doan
Barry Z. Posner
Thomas M. Rohrs

Management

Name	Age	Position	Principal Occupation and Business Experience

Hans Georg Betz	60	Chief Executive Officer	Dr. Hans Georg Betz joined the Board of Directors of Advanced Energy in July 2004. In August 2005, Dr. Betz became our Chief Executive Officer and President. Prior to August 2005, he served as chief executive officer of West Steag Partners GmbH, a German-based venture capital company focused on the high-technology industry. Previously, he was chief executive officer of STEAG Electronic Systems AG from 1996 to 2001 after having served as a member of its Management Board since 1992, and a managing director at Leybold AG from 1987 to 1992. Dr. Betz serves as a director of Mattson Technology, Inc., a publicly held supplier of advanced process equipment used to manufacture semiconductors, and serves as a member of its compensation committee.
Charles S. Rhoades	46	Executive Vice President and Chief Operating Officer	Charles S. Rhoades joined us in September 2002 as Senior Vice President and General Manager of Control Systems and Instrumentation; in November 2004 he was named Executive Vice President of Products and Operations. On December 19, 2005, Mr. Rhoades was appointed as Chief Operating Officer. From March 2000 to September 2002, Mr. Rhoades was Vice President, Corporate Development at Portera Systems. Prior to Portera Systems, he was Managing Director of Product Development at Lam Research.
Lawrence D. Firestone	48	Executive Vice President and Chief Financial Officer	Lawrence D. Firestone joined us in August 2006 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Firestone served as the chief financial officer and Secretary and Treasurer from 1999 to 2006 at Applied Films Corporation, a supplier of thin film deposition equipment. Prior to joining Applied Films, Mr. Firestone served as vice president and chief operating officer of Avalanche Industries, a contract manufacturer of custom cables and harnesses from 1996 to 1999. Mr. Firestone currently serves on the board of directors and is the chairman of the audit committee of Amtech Systems, Inc., a publicly held semiconductor equipment company.

Summary Compensation

The following table shows compensation information for 2006 for the named executive officers.

2006 Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)

Hans Georg Betz,	2006	518,363	—	187,984	371,654	588,519	—	20,850	1,687,370
Chief Executive Officer and
President
Charles S. Rhoades,	2006	330,747	—	69,238	247,914	299,621	—	12,075	959,595
Chief Operating Officer
Lawrence D. Firestone,	2006	97,318	—	—	54,327	97,983	—	2,610	252,238
Executive Vice President
and Chief Financial Officer
Jim Guilmart,	2006	266,095	—	7,974	48,601	190,022	—	11,325	524,017
Senior Vice President Sales
Mark Hartman,	2006	144,375	—	7,046	16,794	11,963	—	5,254	185,432
Former Principal Financial
and Accounting Officer

(1)	Stock awards consist only of performance shares (also called “restricted stock units”). Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by the Company in 2006 for stock awards as determined pursuant to FAS 123R. These compensation costs reflect units granted in and prior to 2006. The assumptions used to calculate the value of stock awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in Advanced Energy’s Annual Report on Form 10-K for fiscal 2006 filed with the SEC on February 20, 2007.

(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by the Company in 2006 for option awards as determined pursuant to FAS 123R. These compensation costs reflect option awards granted in and prior to 2006. The assumptions used to calculate the value of option awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in Advanced Energy’s Annual Report on Form 10-K for 2006 filed with the SEC on February 20, 2007.

(3)	Amounts consist of bonuses earned for services rendered in 2006.

(4)	All other compensation consists of 401(k) match, $100 a month in employer paid benefits, a health club membership and a car allowance. Dr. Betz received a car allowance benefit of $15,750 in 2006.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during 2006. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at 2006 Year-End Table on the following page.

2006 Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option	Exercise	Grant Date
								Awards:	Awards:	or	Fair
								Number of	Number of	Base	Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price	Stock
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($ / Sh)	($)(2)

Hans Georg Betz		0	465,621	652,836	—	—	—	—	—	—	—

	2/15/06	—	—	—	—	—	—	—	100,000	16.13	770,843

	5/15/06	—	—	—	—	—	—	30,000	—	—	438,300

Charles S. Rhoades		0	260,541	345,216	—	—	—	—	—	—	—

	2/15/06	—	—	—	—	—	—	—	70,000	16.13	539,590

	5/15/06	—	—	—	—	—	—	22,500	—	—	328,725

Lawrence D. Firestone		0	103,559	134,857	—	—	—	—	—	—	—

	9/26/06	—	—	—	—	—	—	—	80,000	17.12	651,920

Jim Guilmart		0	173,301	214,356	—	—	—	—	—	—	—

	2/15/06	—	—	—	—	—	—	—	10,000	16.13	77,084

	2/15/06	—	—	—	—	—	—	1,500	—	—	24,195

Mark Hartman(3)		—	—	—	—	—	—	—	—	—	—

	3/14/06	—	—	—	—	—	—	—	10,000	14.10	67,524

	3/14/06	—	—	—	—	—	—	1,500	—	—	24,195

(1)	Amounts shown are estimated payouts for 2006 under the Company’s incentive compensation plan. These amounts are based on the individual’s 2006 base salary and position. The amounts for Lawrence D. Firestone are prorated to reflect his time of service with the Company. The maximum amount shown is 1.5 times the target bonus amount for each of the named executive officers, plus an individual modifier and an additional incentive for the achievement of certain target goals. Actual bonuses received by these named executive officers for 2006 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FAS 123R. Stock awards consist only of performance shares (also called “restricted stock units”). The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Company’s common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.

(3)	Mr. Hartman resigned from the Company as of January 5, 2007.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers at the end of 2006. The following awards identified in the table below are also reported in the Grants of Plan-Based Awards Table on the previous page.

Outstanding Equity Awards at 2006 Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity					Equity Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable(1)	Unexercisable(1)	(#)	($)	Date	(#)	($)(1)	(#)	($)

Hans Georg Betz						30,000	$566,100
						45,000	$849,150
	15,000	—		$12.80	7/20/2014
	5,000	—		$10.90	5/4/2015
	35,000	105,000		$9.56	8/1/2015
	—	100,000		$16.13	2/15/2016
Charles S. Rhoades						9,000	169,830
						22,500	424,575
	30,000	—		$7.70	10/17/2012
	10,000	—		$14.50	12/11/2012
	4,687	313		$9.12	2/12/2013
	4,375	625		$7.61	4/16/2013
	5,000	—		$19.24	7/23/2013
	5,000	—		$22.52	10/15/2013
	3,750	—		$22.30	2/11/2014
	3,750	—		$20.81	4/14/2014
	2,109	1,641		$12.80	7/20/2014
	28,125	21,875		$9.97	8/26/2014
	1,874	1,876		$10.37	10/19/2014
	8,913	26,737		$7.15	1/31/2015
	—	70,000		$16.13	2/15/2016
Lawrence D. Firestone	—	80,000		$17.12	9/26/2016
Jim Guilmart						1,350	$25,475
						1,500	$28,305
	10,000	—		$36.56	10/13/2009
	2,000	—		$43.69	1/13/2010
	25,000	—		$60.75	7/13/2010
	25,000	—		$30.19	10/11/2010
	4,688	—		$26.13	2/7/2011
	4,688	—		$28.55	4/11/2011
	500	—		$36.49	5/24/2011
	4,687	—		$32.19	7/11/2011
	4,687	—		$18.00	10/10/2011
	10,000	—		$24.90	2/12/2012
	10,000	—		$38.55	4/16/2012
	10,000	—		$17.85	7/18/2012
	10,000	—		$7.70	10/17/2012
	4,688	312		$9.12	2/12/2013
	4,375	625		$7.61	4/16/2013
	5,000	—		$19.24	7/23/2013
	5,000	—		$22.52	10/15/2013
	3,750	—		$22.30	2/11/2014
	3,750	—		$20.81	4/14/2014
	2,109	1,641		$12.80	7/20/2014
	1,874	1,876		$10.37	10/19/2014
	2,500	7,500		$7.15	1/31/2015
	—	10,000		$16.13	2/15/2016
Mark Hartman						1,440	$27,173
						1,500	$28,305
	600	—		$24.90	2/12/2012
	600	—		$38.55	4/16/2012
	600	—		$17.85	7/18/2012
	—	79		$9.12	2/12/2013
	—	157		$7.61	4/16/2013
	1,250	—		$19.24	7/23/2013
	1,250	—		$22.52	10/15/2013
	4,000	—		$22.30	2/11/2014
	—	10,000		$14.10	3/14/2016

(1)	All options in the table expire 10 years following the date of issuance. Options issued in 2005 and 2006 vest 25% per year over 4 years. Options issued from 1999 to 2004 vest 25% after one year and 6.25% per quarter over the following 3 years.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during 2006.

Option Exercises and Stock Vested For 2006

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares		Value
	Acquired on	Value Realized	Acquired on		Realized
	Exercise	on Exercise	Vesting		on Vesting
Name	(#)	($)(1)	(#)		($)(2)

Hans Georg Betz	—	—	5,000	(3)	61,800
Charles S. Rhoades	—	—	1,000		16,000
Lawrence D. Firestone	—	—	—		—
Jim Guilmart	—	—	150		2,400
Mark Hartman	2,864	26,922	160		2,560

(1)	The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the market value of the Company’s common stock on the release date, multiplied by the number of shares that vested.

(3)	Of this amount, 1,554 shares were withheld by the Company to cover tax withholding obligations.

Pension Benefits

Advanced Energy’s named executive officers received no benefits in 2006 from the Company under defined pension or defined contribution plans other than the tax-qualified 401(k) Plan.

Nonqualified Deferred Compensation

Advanced Energy does not maintain a non-qualified deferred compensation plan.

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment.

2006 Potential Payments upon termination or change in control

		Before
		Change in		After Change in
		Control		Control
		Termination		Termination
		w/o Cause(1)		w/o Cause
		or for		or for		Voluntary			Long-Term
Name	Benefit	Good Reason(2)		Good Reason		Termination	Death		Disability

Hans Georg Betz	Prorated Target Bonus	$465,621	(3)	$465,621	(3)

	Severance	$1,261,971	(4)	$1,883,106	(8)		$267,450	(10)	$267,450	(11)
	Outplacement Services	$15,000	(5)	$15,000	(5)
	Continuation of Insurance, Retirement and Other Benefits	$24,650	(6)	36,976	(9)
	Excise Tax Gross-up	$1,286,816	(7)	$1,948,247	(7)

Charles S. Rhoades	Prorated Target Bonus	$260,541	(3)	$260,541	(3)
	Severance	$768,591	(4)	$1,158,096	(8)		$169,350	(10)	$169,350	(11)
	Outplacement Services	$15,000	(5)	$15,000	(5)
	Continuation of Insurance, Retirement and Other Benefits	$35,182	(6)	$52,774	(9)
	Excise Tax Gross-up	$826,995	(7)	$1,252,067	(7)

Lawrence D. Firestone	Prorated Target Bonus	$103,559	(3)	$103,559	(3)
	Severance	$521,609	(4)	$824,114	(8)		$139,950	(10)	$139,950	(11)
	Outplacement Services	$15,000	(5)	$15,000	(5)
	Continuation of Insurance, Retirement and Other Benefits	$27,590	(6)	$41,385	(9)
	Excise Tax Gross-up	$410,778	(7)	$741,044	(7)

(1)	Pursuant to the Company’s Executive Change in Control Severance Agreement, “Cause” means any of the following: (i) the executive’s (A) conviction of a felony; (B) commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of the customers, vendors or suppliers of the Company or its affiliates; (C) misappropriation of material funds or assets of the Company for personal use; or (D) engagement in unlawful harassment or unlawful discrimination with respect to any employee of the Company or any of its subsidiaries; (ii) the executive’s continued substantial and repeated neglect of his duties, after written notice thereof from the Board of Directors, and such neglect has not been cured within 30 days after the executive receives notice thereof from the Board of Directors; (iii) the executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company; or (iv) the executive’s engaging in conduct constituting a breach of his written obligations to the Company in respect of confidentiality and/or the use or ownership of proprietary information.

(2)	Pursuant to the Company’s Executive Change in Control Severance Agreement, “Good Reason” means any of the following: (i) a material reduction in the executive’s duties, level of responsibility or authority, other than (A) reductions solely attributable to the Company ceasing to be a publicly held company or becoming a subsidiary or division of another company, or (B) isolated incidents that are promptly remedied by the Company; or (ii) a reduction in the executive’s base salary, without (A) the executive’s express written consent or (B) an increase in the executive’s benefits, perquisites and/or guaranteed bonus, which increase(s) have a value reasonably equivalent to the reduction in base salary; or (iii) a reduction in the executive’s target bonus, without (A) the executive’s express written consent or (B) a corresponding increase in the executive’s base salary; or (iv) a material reduction in the Benefits, taken as a whole, without the executive’s express written consent; or (v) the relocation of the executive’s principal place of business to a location more than thirty?five (35) miles from the executive’s principal place of business immediately prior to the change in control, without the executive’s express written consent; or (vi) the Company’s (or its successor’s) material breach of the Company’s Executive Change in Control Severance Agreement.

(3)	Assumes December 31, 2006 termination date. Executive to receive a pro rata portion of target bonus.

(4)	Executive to receive a lump sum payment equal to 1.5 times (i) his then current annual base salary, plus (ii) his target bonus for the year in which the termination is effected.

(5)	Executive may be reimbursed for up to $15,000 in outplacement services.

(6)	Executive to receive: (a) continuation of insurance and all other benefits for 18 months following the date of termination, and (b) an amount equal to the contributions that would have been made to the Company’s retirement plans on his behalf if he had continued to be employed for 18 months following the date of termination.

(7)	Executive to receive a gross-up payment for any excise tax payable on any other payment set forth above.

(8)	Executive to receive a lump sum payment equal to 2.65 times (i) his then current annual base salary, plus (ii) his target bonus for the year in which the termination is effected.

(9)	Executive to receive: (a) continuation of insurance and all other benefits for 27 months following the date of termination, and (b) an amount equal to the contributions that would have been made to the Company’s retirement plans on his behalf if he had continued to be employed for 27 months following the date of termination. In addition, in the event Options, Restricted Stock and RSUs held by Executive are assumed by the surviving entity in connection with the Change in Control, vesting of all assumed Options, Restricted Stock and RSUs held by Executive shall be accelerated so that all unexpired Options and all Restricted Stock and RSUs then held by Executive shall be fully vested and exercisable immediately.

(10)	Executive to receive a lump sum payment equal to six months salary less the proceeds of any life insurance policy carried by the Company with respect to the Executive.

(11)	Executive to receive a lump sum payment equal to six months salary less the proceeds of any long-term disability insurance policy carried by the Company with respect to the Executive.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical standards of conduct in fulfilling its responsibilities and recognizes that transactions with the Company involving related parties can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the policy of the Company to avoid related party transactions.

Although the Company has not memorialized its policy with respect to related party transactions, discussion of related party transactions is included as an agenda item for Audit and Finance Committee meetings as needed. The Audit and Finance Committee discusses in detail every related party transaction identified by the Company’s directors and officers. The Audit and Finance Committee, all of whose members are independent directors, must review and approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common stock;

•	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock;

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit and Finance Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interests and adherence to the Company’s Code of Ethical Conduct. Under the Code of Ethical Conduct, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.

Certain Relationships and Related Transactions

Advanced Energy leases its executive offices and certain manufacturing facilities in Fort Collins, Colorado from Prospect Park East Partnership and from Sharp Point Properties, LLC,. Aggregate payments under such leases for 2006 totaled approximately $3.2 million. Douglas S. Schatz, Chairman of the Board of Advanced Energy, holds a 26.67% member interest in each of these leasing entities. Mr. Schatz did not participate in the negotiations of these leases. At the time of the negotiations, Advanced Energy compared the lease rates and other terms of similar properties in the Fort Collins area. Advanced Energy believes that the lease rates and other terms of the leases with Prospect Park East Partnership and Sharp Point Properties, LLC are no less favorable to Advanced Energy than could have been obtained from a third-party lessor of similar property. Future minimum lease payments related to these properties is $17.9 million.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Advanced Energy’s executive officers and directors and persons who own more than ten percent of the outstanding common stock (“reporting persons”) to file with the Securities and Exchange Commission an initial report of ownership on Form 3 and changes in ownership on Forms 4 and 5. The reporting persons are also required to furnish Advanced Energy with copies of all forms they file. Based solely on its review of the copies of forms received by it and written representations from the reporting persons, Advanced Energy believes that each of the reporting persons timely filed all reports required to be filed in 2006 or with respect to transactions in 2006.

CORPORATE GOVERNANCE MATTERS

Codes of Conduct and Ethics

Advanced Energy has adopted a Code of Ethical Conduct that applies to the Board of Directors and employees. This Code of Ethical Conduct is available on our website at www.advanced-energy.com. Any waivers of, or amendments to, our Code of Ethical Conduct will be posted on our website.

Communications with Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member, or all members of the Board of Directors electronically or by mail. Electronic communications should be addressed to boardmembers@aei.com. Mail may be sent to any director or the Board of Directors in care of Advanced Energy’s corporate office at 1625 Sharp Point Drive, Fort Collins, CO 80525. All such communications will be forwarded to the full Board of Directors or to any individual director to whom the communication is addressed unless the communication is clearly of a marketing or inappropriate nature. It is the Board of Director’s practice to encourage all board members to attend the Company’s annual stockholder meeting, although no written policy has been adopted in that regard. Our Chairman of the Board, Douglas S. Schatz, attended the 2006 annual meeting of stockholders.

PROPOSALS OF STOCKHOLDERS

Proposals that a stockholder desires to have included in Advanced Energy’s proxy materials for the 2008 Annual Meeting of Stockholders of Advanced Energy in accordance with SEC Rule 14a-8 must be received by the Secretary of Advanced Energy at its principal office (1625 Sharp Point Drive, Fort Collins, Colorado 80525) no later than December 7, 2007 in order to be considered for inclusion in such proxy materials. The proxy solicited by management of Advanced Energy for the 2007 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Advanced Energy was provided with notice of the proposal no later than February 21, 2008.

FORM 10-K

A copy of Advanced Energy’s 2006 Annual Report on Form 10-K is included in the 2006 Annual Report to Stockholders accompanying this proxy statement. You can request an additional copy of the 2006 Annual Report on Form 10-K by mailing a request to the Secretary of Advanced Energy at 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

REPRESENTATION AT THE ANNUAL MEETING

It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are therefore urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed. Instructions as to how to deliver your proxy are included in this proxy statement under the caption “Delivery and Revocability of Proxies” on page 3 and on the proxy card.

THE BOARD OF DIRECTORS
Dated: April 2, 2007
Fort Collins, Colorado

APPENDIX A

ADVANCED ENERGY INDUSTRIES, INC.

AMENDED AND RESTATED 2003 NON-EMPLOYEE DIRECTORS’
STOCK OPTION PLAN
Adopted February 12, 2003
AMENDED AND RESTATED FEBRUARY 15, 2006

1.  PURPOSE.  The purpose of the Plan is to attract and retain the services of experienced and knowledgeable non-employee directors of Advanced Energy Industries, Inc., and to provide an incentive for such directors to increase their proprietary interests in the Company’s long-term success and progress.

2.  DEFINITIONS.  Whenever the following terms are used in the Plan, they shall have the meaning indicated below, unless a different meaning is required by the context.

(a) “Administrator” means the administrative committee described in Section 3.

(b) “Board” means the board of directors of the Company.

(c) “Company” means Advanced Energy Industries, Inc., a Delaware corporation.

(d) “Non-Employee Director” means any member of the Board who is a “non-employee director” within the meaning of Rule 16b-3(b)(3)(i) under Section 16 of the Securities Exchange Act of 1934 (“1934 Act”).

(e) “Plan” means this Advanced Energy Industries, Inc. Amended and Restated 2003 Non-Employee Directors’ Stock Option Plan.

(f) “Share” means one share of common stock of the Company.

3.  ADMINISTRATION.  The Plan shall be administered by a committee selected by the Board consisting of at least 2 individuals each of whom is either (i) a member of the Board and not a Non-Employee Director or (ii) a senior officer of the Company who is not a member of the Board. Subject to the provisions of the Plan, the Administrator shall have the authority to determine all other matters relating to administration and operation of the Plan. All questions of interpretation, implementation, and application of the Plan shall be determined by the Administrator in its sole discretion. Such determinations shall be final and binding on all persons.

4.  SHARES SUBJECT TO THE PLAN.  The maximum number of Shares that may be issued pursuant to awards granted under the Plan is two hundred fifty thousand (250,000), subject to adjustment as provided in Section 6(b) and subject to limited re-issuance as indicated below. If an award expires, is surrendered, or in the case of options becomes unexercisable without having been exercised in full, the unissued or retained Shares shall become available for future grant under the Plan. Other Shares that actually have been issued under the Plan pursuant to an award shall not be returned to the Plan and shall not become available for future grant under the Plan.

5.  ELIGIBILITY.  A Non-Employee Director may receive awards under this Plan on the terms and conditions set forth in Sections 6 and 7. No other person may benefit under this Plan.

6.  GENERAL TERMS AND CONDITIONS.

(a) Automatic Grants.  On and after the date of the annual meeting of the Company’s stockholders to be held in 2006, and subject to adjustment under Section 6(b), a Non-Employee Director will automatically receive five thousand (5,000) Restricted Stock Units on the date first elected or appointed as a member of the Board and (ii) two thousand (2,000) Restricted Stock Units on any date re-elected (or first elected after an appointment) as a member of the Board by the Company’s stockholders. Any such grant will be subject to the terms and conditions set forth in this Plan, and will be evidenced by written notice in such form as the Administrator shall determine. Pursuant to Section 7, the form of award granted may be changed from time to time by resolution of the Board of Directors.

(b) Changes in Capitalization or Corporate Transaction.  In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, separation, liquidation or other change in the corporate structure or capitalization affecting the Shares, appropriate adjustment shall be made by the

Administrator in the kind, price, and number of shares of stock (including, but not limited to, the maximum number of Shares reserved under the Plan) that are or may become subject to the Plan. If in connection with the change the Company ceases to exist, the surviving or successor entity must either assume the Company’s rights and obligations with respect to outstanding awards or substitute for outstanding awards substantially equivalent awards for equity interests in the entity. If there is no surviving or successor entity, a Non-Employee Director’s outstanding option shall become fully vested and exercisable as of the date seven (7) calendar days before the change. Restricted Stock and Restricted Stock Units shall vest upon consummation of the change. The exercise of any option that was permissible solely by reason of the change shall be conditioned upon consummation of the change. Options that are neither assumed, substituted nor exercised as of the time of the change shall terminate and cease to be outstanding.

(c) Amendment.  The Administrator shall have the power to modify, extend, or renew an outstanding award granted under this Plan, in a manner consistent with the terms of the Plan, provided that any such action may not significantly impair the award holder’s rights without his or her consent. However, the Company will not reduce the exercise price of any outstanding option or cancel outstanding options and grant replacement options with a lower exercise price without the prior approval of the shareholders.

7.	AWARDS.

(a) Awards may take the form of Restricted Stock Units, Restricted Stock and/or Stock Options. The form of award granted under the Plan may be changed from time to time by resolution of the Board of Directors. Restricted Stock Units will be granted upon approval of this amended and restated Plan.

(b) Restricted Stock Units

i) Vesting.  Restricted Stock Units shall vest over a period of time to be established by the Administrator at the time of grant. Each award of Restricted Stock Units may be subject to a different vesting schedule. At the time of the grant, the Administrator may, in its sole discretion, prescribe restrictions in addition to or other than the expiration of the vesting period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock Units.

ii) Payment for Shares.  At the time Shares are issued to the Non-Employee Director pursuant to Restricted Stock Units, the Non-Employee Director shall be required, to the extent required by applicable law, to purchase such Shares from the Company at a purchase price equal to the aggregate par value of the Shares represented by such Restricted Stock. The purchase price, if any, shall be payable in cash or, in the discretion of the Administrator, in consideration for past Services rendered to the Company or for such other form of consideration determined by the Administrator.

iii) Withholding Taxes.  The Company shall have the right to deduct from the Shares issuable pursuant to Restricted Stock Units, or to accept from the Non-Employee Director the tender of, a number of whole Shares having a fair market value, as determined by the Administrator, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to the Restricted Stock Units or the Shares acquired pursuant thereto. Alternatively or in addition, in its sole discretion, the Company shall have the right to require Non-Employee Director, through payroll withholding, cash payment or otherwise, to make adequate provision for any such tax withholding obligations of the Company arising in connection with the Restricted Stock Units or the Shares acquired pursuant thereto.

iv) Termination of Service.  Unless otherwise provided in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of the Non-Employee Director’s Service, any Restricted Stock Units held by such Non-Employee Director that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock Units, the grantee shall have no further rights with respect to such award.

v) Transferability.  Restricted Stock Units granted under the Plan are not transferable by the Non-Employee Director; provided, however, that a restricted stock unit may be transferred upon the approval of the Administrator (in its sole discretion) by appropriate instrument pursuant to a domestic relations order described in Rule 16a-12 of the 1934 Act or to an inter vivos or testamentary trust in which the option is to be passed to the Non-Employee Director’s beneficiaries upon the Non-Employee Director’s death or by gift to his or her immediate family (consisting of the Non-Employee Director’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships). Any other purported transfer shall be null and void.

vi) Rights of a Holder.  A Non-Employee Director shall have no rights as a shareholder with respect to the Shares covered by his or her Restricted Stock Units until the date of the issuance to him or her of a share certificate for the Shares, and no adjustment will be made for dividends or other rights for which the record date is prior to the date the certificate is issued. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units shall represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable award agreement.

(c) Restricted Stock

i) Vesting.  An award under this section may condition the vesting of Shares on the performance of future services by the eligible person, and may alternatively or additionally condition the vesting of Shares on such other performance-related conditions that the Administrator shall impose in its sole discretion.

ii) Transferability

(1) An unvested Share will not be transferable by the Non-Employee Director until it becomes vested. The Company shall receive a stock power duly endorsed in blank with respect to restricted Shares, and the related stock certificate shall bear the following legend:

(a) The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Advanced Energy Industries, Inc. 2003 Non-Employee Directors’ Stock Option Plan and an award agreement entered into between the registered owner of such shares and Advanced Energy Industries, Inc. A copy of the plan and agreement is on file in the office of the Secretary of Advanced Energy Industries, Inc.

(2) Such legend shall be removed from the certificate only after the Shares vest. Each certificate issued with respect to Shares subject to this section, together with the stock powers related to the Shares, shall be deposited by the Company with a custodian designated by the Company (and which may be the Company or an affiliate).

iii) Voting Rights and Dividends.  Unvested Shares may be voted by the holder of such Shares. Dividends payable with respect to unvested Shares will be paid to the holder of the Shares without regard to restrictions.

(d) Options

i) Options Are Not Qualified.  Options granted under the Plan are not incentive stock options described in Internal Revenue Code Section 422.

ii) Transferability.  Options granted under the Plan are not transferable by the Non-Employee Director and shall be exercisable during the Non-Employee Director’s lifetime only by the Non-Employee Director; provided, however, that an option may be transferred upon the approval of the Administrator (in its sole discretion) by appropriate instrument pursuant to a domestic relations order described in Rule 16a-12 of the 1934 Act or to an inter vivos or testamentary trust in which the option is to be passed to the Non-Employee Director’s beneficiaries upon the Non-Employee Director’s death or by gift to his or her immediate family (consisting of the Non-Employee Director’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships). Except as provided in Section 7(d)(vi), no option or interest therein may be otherwise transferred, assigned, pledged, or hypothecated by a Non-Employee Director, whether by operation of law or otherwise, or be made subject to execution, attachment, or similar process. Any such purported assignment, sale, transfer, delegation, or other disposition shall be null and void.

iii) Exercise Price.  The exercise price of an option shall be not less than one hundred percent (100%) of the fair market value of a Share on the date of grant. The fair market value of a Share as of any date means the closing sale price of a Share on such date (or previous business day if such date is not a business day) on the principal exchange or market on which Shares are then listed or admitted to trading. If, for any reason, the preceding rule cannot be applied to determine fair market value, then the Administrator shall make a good faith determination of fair market value.

iv) Vesting.  An option shall be immediately and fully exercisable (i.e., vested) on the date granted; provided, however, that the option awarded on the date first elected or appointed as a member of the Board shall instead (i) be immediately exercisable to the extent of one-third of the Shares subject to the option upon grant, then another one-third of such Shares on each of the next two anniversaries of the date granted, and (ii) become fully exercisable upon a Change in Control while the optionee is a member of the Board, as provided in Section 10. Notwithstanding clauses (i) and (ii) of the preceding sentence, no additional vesting will occur after the date the Non-Employee Director ceases to be a member of the Board.

v) Payment of Exercise Price.  An option may be exercised in whole or in part (to the extent exercisable) at any time and from time to time. The purchase price of Shares purchased under an option will be paid in full to the Company incident to the exercise of the option by delivery of consideration equal to the product of the option price and the number of Shares purchased. Such consideration may be paid (i) in cash, (ii) at the discretion of the Administrator, in shares of Company common stock either already owned by the Non-Employee Director, or (iii) any combination thereof. The fair market value of such common stock as delivered shall be valued as of the day prior to delivery. The Administrator can determine that additional forms of payment will be permitted. To the extent permitted by the Administrator and applicable laws and regulations (including, but not limited to, federal tax and securities laws, regulations and state corporate law), an option may also be exercised in a “cashless” exercise by delivery of a properly executed exercise notice together with irrevocable instructions to a broker designated by the Administrator to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price. A Non-Employee Director shall have none of the rights of a stockholder until the Shares are issued.

vi) Exercise After Death.  In the event of the death of a Non-Employee Director who holds an exercisable option under the Plan, the Non-Employee Director’s option shall (subject to Section 9) be exercisable by the legal representative or the estate of such decedent, by any person or persons whom the decedent shall have designated in writing on forms prescribed by and filed with the Company or, if no such designation has been made, by the person or persons to whom the decedent’s rights have passed by will or the laws of descent and distribution. To the extent permitted by applicable law and the rules promulgated under Section 16(b) of the 1934 Act, the Administrator may permit a Non-Employee Director to designate in writing during the Non-Employee Director’s lifetime a beneficiary to receive and exercise stock options in the event of the Non-Employee Director’s death.

8.  STOCK APPRECIATION RIGHTS.  The Administrator may award a right to receive in cash the amount that the Fair Market Value of a Share exceeds a stated exercise price (a “stock appreciation right” or “SAR”) to a person eligible under Section 5 on such terms that the Administrator shall determine, consistent with the terms of this Plan. A SAR shall be subject to the same general terms that apply to an option granted hereunder, including (but not limited to) the terms set forth in Sections 6, 7, 9 and 10 as appropriately modified. An exercised SAR will reduce the Shares reserved for issuance under the Plan under Section 4.

9.  TERMINATION OF OPTIONS.  An option shall cease to be exercisable after the earlier of (i) six (6) months after the date the Non-Employee Director ceases to be a member of the Board (including by reason of death), (ii) the occurrence of a Change in Control and (iii) the 10th anniversary of the date of grant; provided, however, that in the case of a Non-Employee Director who has served continuously as a member of the Board for at least five (5) years, the period described in clause (i) shall be eighteen (18) months.

10.  CHANGE IN CONTROL.  A Non-Employee Director’s outstanding option shall become fully exercisable as of the date seven (7) calendar days before a Change in Control. Restricted Stock and Restricted Stock Units shall vest upon consummation of the Change in Control. The exercise of any option that was permissible solely by reason of a Change in Control shall be conditioned upon consummation of the Change in Control. Options that are not exercised as of the Change in Control shall terminate and cease to be outstanding. A Change in Control means a single Ownership Change Event or combination of proximate (in time, purpose, cause and effect, and/or the identity of the parties involved) Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Company or the company or companies to which the assets of the Company were transferred (the “Transferee Company(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more companies which, as a result of the Transaction, own the Company or the Transferee Company(ies), as the case may be, either directly or through one or more subsidiary companies. An Ownership Change Event means (i) the direct or indirect sale, exchange or transfer of the voting stock of the Company, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company. The Administrator shall have sole discretion to determine whether any particular facts and circumstances constitute an Ownership Change Event or a Transaction, and its determination shall be final, binding and conclusive.

11.  SECURITIES LAW COMPLIANCE.  All awards under this plan shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. Options may not be exercised if the issuance of Shares upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, no option may be exercised unless (i) a registration statement under the Securities Act of 1933 (“1933 Act”) shall at the time of exercise of the option be in effect with respect to the Shares issuable upon exercise of the option, or (ii) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of the option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the 1933 Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any option, the Company may require a Non-Employee Director to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

12.	MISCELLANEOUS.

(a) No Stockholders’ Rights.  A Non-Employee Director shall have no rights as a stockholder with respect to the Shares covered by his or her awards until the date of the issuance to him or her of a stock certificate for the Shares.

(b) No Right to Serve.  Neither the Plan, nor the granting of an award, nor any other action taken under the Plan, shall be evidence of any agreement or understanding, express or implied, that a Non-Employee Director has a right to continue as a member of the Board for any period of time or rate of compensation.

(c) Claims.  Any person who makes a claim for benefits under the Plan or under any award agreement entered into pursuant to the Plan shall file the claim in writing with the Administrator. Written notice of the disposition of the claim shall be delivered to the claimant within 60 days after filing. If the claim is denied, the Administrator’s written decision shall set forth (i) the specific reason or reasons for the denial, (ii) a specific reference to the pertinent provisions of the Plan or award agreement on which the denial is based, and (iii) a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary. No lawsuit may be filed by the claimant until a claim is made and denied pursuant to this subsection.

(d) Attorneys’ Fees.  In any legal action or other proceeding brought by either party to enforce or interpret the terms of the award agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

(e) Company Free to Act.  An award grant shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of any member of the Company or any issue of bonds, debentures, or preferred or preference stocks affecting the Shares or the rights thereof, or of any rights, options, or warrants to purchase any capital stock of the Company, or the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings of the Company, whether of a similar character or otherwise.

(f) Severability.  If any provision of the Plan or award agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, that provision shall be enforced to the greatest extent permitted by law, and the remainder of this Plan and award agreement and of that provision shall remain in full force and effect as applied to other persons, places, and circumstances.

(g) Governing Law.  This Plan and the award agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts wholly made and performed in the State of Colorado.

(h) Exchange Requirements.  So long as Shares are listed on any established stock exchange or traded on the NASDAQ National Market or the NASDAQ SmallCap Market, the applicable requirements of any such exchange or market shall be hereby incorporated by reference.

(i) Compliance with Section 16.  So long as any of the Company’s equity securities are registered pursuant to Section 12(b) or 12(g) of the 1934 Act, with respect to awards granted to or held by Section 16 insiders, the Plan will comply in all respects with Rule 16b-3 or any successor rule or rule of similar application under Section 16 of the 1934 Act or rules thereunder, and, if any Plan provision is later found not to be in compliance with such exemption under Section 16, that provision shall be deemed modified as necessary to meet the requirements of such applicable exemption.

13.  EFFECTIVE DATE OF THE PLAN.  The Plan will become effective upon adoption by the Board, subject to approval by the Company’s stockholders. The Plan shall terminate on the 10th anniversary of its adoption.

14.  AMENDMENT OF THE PLAN.  With the approval of the Board, the Administrator may suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the Company’s stockholders no revision or amendment shall change the number of Shares issuable under the Plan (except as provided in Section 6(b)), change the designation of the class of individuals eligible to receive awards, or materially increase the benefits accruing to Non-Employee Directors under the Plan.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that this Plan was amended and restated by the Board on February 15, 2006, effective as of the same date.

APPENDIX B

ADVANCED ENERGY INDUSTRIES, INC.

2003 STOCK OPTION PLAN, AS AMENDED

This document constitutes part of a Prospectus covering securities that have been registered under the United States Securities Act of 1933, as amended.

This document is dated January 31, 2005.

The information set forth in this document should not be
assumed to be correct as of any time after that date.

ADVANCED ENERGY INDUSTRIES, INC.
2003 STOCK OPTION PLAN
Adopted February 12, 2003

1. Purpose.  The purpose of the Plan is to provide an incentive to attract, retain and reward individuals performing services for the Company, and to motivate such individuals to contribute to the growth and profitability of the Company.

2. Definitions.  Whenever the following terms are used in the Plan, they shall have the meaning indicated below, unless a different meaning is required by the context.

(a) “Administrator” means either the Board or a committee of at least two Board members to which the Board allocates administration of the Plan.

(b) “Board” means the board of directors of the Corporation.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Company” means, collectively, the Corporation and any “parent corporation” or “subsidiary corporation” of the Corporation as defined in Code §424(e) and §424(f), respectively.

(e) “Corporation” means Advanced Energy Industries, Inc., a Delaware corporation.

(f) “Fair Market Value” means, with respect to a Share as of any date, the closing sale price of a Share on such date (or previous business day if such date is not a business day) on the principal exchange or market on which Shares are then listed or admitted to trading. If, for any reason, the preceding rule cannot be applied to determine fair market value, then the Administrator shall make a good faith determination of fair market value.

(g) “ISO” means an incentive stock option within the meaning of Code §422.

(h) “NSO” means an option that is not an ISO.

(i) “Participant” means a person who has received a grant or award under the Plan. If a grant or award is assigned pursuant to Section 6(c), the term “Participant” shall mean the assignee when required by the context.

(j) “Plan” means this Advanced Energy Industries, Inc. 2003 Stock Option Plan.

(k) “Service” means the Participant’s employment or service with the Company, whether in the capacity of an employee, a director, or a consultant.

(l) “Share” means one share of common stock of the Corporation.

3. Administration.  The Plan shall be administered by the Administrator. Subject to the provisions of the Plan, the Administrator shall have the authority to select the persons to be granted options under this Plan, to fix the number of shares that each Participant may purchase, to determine the exercise price of options granted, to set the terms and conditions of each option (including the period over which the option becomes exercisable), and to determine all other matters relating to administration and operation of the Plan. All questions of interpretation, implementation, and application of the Plan shall be determined by the Administrator in its sole discretion. Such determinations shall be final and binding on all persons. No member of the Board or committee that acts as Administrator shall be liable for any act or omission on such member’s own part, including but not limited to the exercise of any power or discretion given to such member under the Plan, except for those acts or omissions resulting from such member’s own gross negligence or willful misconduct.

4. Shares Subject to the Plan.  The maximum number of Shares that may be issued pursuant to this Plan is three million two hundred and fifty thousand (3,250,000), subject to adjustment as provided in Section 6(e), and subject to limited re-issuance as indicated below. If an option expires, is surrendered, or becomes unexercisable without having been exercised in full, or if any unissued Shares are retained by the Corporation upon exercise of an option in order to satisfy any withholding taxes due with respect to such exercise, the unissued or retained Shares shall become available for future grant under the Plan (unless the Plan has terminated). If unvested Shares are forfeited, such Shares shall also become available for future grant under the Plan, but the total number of such forfeited Shares that become available may not exceed twice the maximum number set forth above (subject to adjustment as provided in Section 6(e)). Other Shares that actually have been issued under the Plan pursuant to an option shall not be returned to the Plan and shall not become available for future grant under the Plan.

5. Eligibility.  The Administrator may grant an option or options to any employee or consultant of the Company, as selected in the sole discretion of the Administrator. No individual may receive aggregate grants or awards under this Plan that exceed 25% of the number of Shares reserved for issuance under Section 4 (subject to adjustment as provided in Section 6(e)).

6. General Terms and Conditions.

(a) Option Agreements.  Each option granted under the Plan shall be authorized by action of the Administrator and shall be evidenced by a written agreement in such form as the Administrator shall from time to time approve, which agreement shall comply with and be subject to the terms and conditions of the Plan.

(b) ISOs or NSOs.  Options granted under the Plan shall be designated by the Administrator as either ISOs or NSOs. The Company does not represent or warrant that an option intended to be an ISO qualifies as such. To the extent that the aggregate Fair Market Value (determined as of the date the option is granted) of the Shares with respect to which ISOs are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds one hundred thousand dollars ($100,000), the option shall be treated as an NSO. If an ISO is exercised more than three (3) months after the date on which the Participant ceases to be an employee (other than by reason of death or permanent and total disability as defined in Code §22(e)(3)), the option will be treated as an NSO, and not an ISO, as required by Code §422.

(c) Transferability.  Options granted under the Plan are not transferable by the Participant and shall be exercisable during the Participant’s lifetime only by the Participant; provided, however, that an option may be transferred upon the approval of the Administrator (in its sole discretion) by appropriate instrument pursuant to a domestic relations order described in Rule 16a-12 of the 1934 Act or to an inter vivos or testamentary trust in which the option is to be passed to the Participant’s beneficiaries upon the Participant’s death or by gift to the Participant’s immediate family (consisting of the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships). No option or interest therein may be otherwise transferred, assigned, pledged, or hypothecated by the Participant, whether by operation of law or otherwise, or be made subject to execution, attachment, or similar process. Any such purported assignment, sale, transfer, delegation, or other disposition shall be null and void.

(d) Modification, Extension, and Renewal.  The Administrator shall have the power to modify, extend, or renew outstanding options and authorize the grant of new options in substitution therefor, provided that any such action may not have the effect of significantly impairing any rights or obligations of any option previously granted without the consent of the affected Participant. However, the Company will not reduce the exercise price of any outstanding option or cancel outstanding options and grant replacement options with a lower exercise price without prior approval of the shareholders.

(e) Changes in Capitalization or Corporate Transaction.  In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, separation, liquidation or other change in the corporate structure or capitalization affecting the Shares, appropriate adjustment shall be made by the Administrator in the kind, option price, and number of shares of stock (including, but not limited to, the maximum number of Shares reserved under the Plan) that are or may become subject to options and other awards granted or to be granted under the Plan. If in connection with the change the Corporation ceases to exist, the surviving or successor entity must either assume the Corporation’s rights and obligations with respect to outstanding options or substitute for outstanding options substantially equivalent options for equity interests in the entity. If there is no surviving or successor entity, a Participant’s outstanding option must be exercised before the change, or the option will terminate and cease to be outstanding.

7. Exercise.

(a) Exercise Price.  The exercise price of an option shall be not less than the Fair Market Value of a Share on the date of the grant of the option.

(b) Time of Exercise.  An option shall become exercisable as specified in the option agreement; provided, however, that (i) an option shall not be exercisable after the 10th anniversary of the date of grant and (ii) unless expressly provided otherwise in the option agreement, an option shall not be exercisable to the extent its exercise would result (determined at the time of exercise) in compensation not deductible by the Corporation under Code §162(m) (unless a failure to exercise will result in the termination of the option).

(c) Special Rules for 10% Owners.  The exercise price of an ISO granted to an individual who owns stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Corporation shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant. No ISO granted to an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation shall be exercisable after the expiration of five (5) years from the date of grant. For purposes of determining whether an individual owns stock possessing more than 10 percent (10%) of the total combined voting power of all classes of stock of the Corporation, the individual shall be considered as owning the stock owned, directly or indirectly, by or for his or her brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries. Stock with respect to which the individual holds an option shall not be counted.

(d) Notice of Exercise.  Participants may exercise only by providing written notice to the Corporation at the address specified in the option agreement, accompanied by full payment for the Shares to be purchased. After receiving proper notice of exercise and payment, the Corporation shall issue a certificate(s) for the Shares purchased, registered in Participant’s name (or in Participant’s name and the name of Participant’s spouse as community property or as joint tenants with a right of survivorship).

(e) Taxes and Withholding.  The Company shall have the right to deduct from the Shares issuable upon the exercise of an option, or to accept from the Participant the tender of, a number of whole Shares having a fair market value, as determined by the Administrator, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to such option or the Shares acquired upon the exercise thereof. Alternatively or in addition, in its sole discretion, the Company shall have the right to require Participant, through payroll withholding, cash payment or otherwise, including by means of a cashless exercise (as described in Section 8(b)), to make adequate provision for any such tax withholding obligations of the Company arising in connection with the option, or the Shares acquired upon the exercise thereof.

8. Payment of Exercise Price.  Payment of any option’s exercise price may be made in cash, by check or cash equivalent. At the sole discretion of the Administrator, the exercise price may be made as follows:

(a) By Tender of Stock.  Payment may be made by tender (or by attestation) to the Corporation of Shares owned by Participant having a fair market value (as determined by the Administrator without regard to any restrictions on transferability applicable to such Shares by reason of federal or state securities laws or agreements with the Corporation’s underwriter) not less than the exercise price; provided that, an option may not be exercised by tender to the Corporation of Shares to the extent such tender would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Shares. Unless otherwise provided by the Administrator, an option may not be exercised by tender to the Corporation of Shares unless such Shares either have been owned by the Participant for more than six (6) months or were not acquired, directly or indirectly, from the Corporation.

(b) By Cashless Exercise.  The Administrator reserves, at any and all times, the right, in the Administrator’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of options by payment by the assignment of the proceeds of a sale or loan with respect to some or all of the Shares being acquired upon the exercise of the option, including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System.

(c) By Promissory Note.  Payment may be made by the Participant’s promissory note in a form approved by the Administrator, except that no promissory note shall be permitted if the exercise of an option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Administrator shall determine; provided that (i) the note (including interest) shall be full recourse, (ii) interest shall be payable in at least annual installments at a current market interest rate, (iii) the note shall be secured by the Shares acquired, and (iv) the remaining balance of the note (including accrued interest) shall be due and payable within 90 days of termination of Participant’s Service for any reason. Unless otherwise provided by the Administrator, if the Corporation at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Corporation’s securities, any promissory note shall comply with such applicable regulations, and Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

(d) By Other Consideration.  Payment may be made by such other consideration or by any combination of cash, stock, cashless exercise, promissory note or other consideration as may be approved by the Administrator from time to time to the extent permitted by applicable laws.

9. Termination of Options.

(a) Termination of Service.  If a Participant’s Service terminates, his or her rights to exercise an option then held shall be limited. Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Company, provided that there is no interruption or termination of Participant’s employment or service. Participant’s Service with the Company shall be treated as continuing intact while the Participant is on military, sick leave, or other bona fide leave of absence (such as temporary employment by the government) approved by the Company if the period of such leave does not exceed 90 days, or, if longer, so long as the Participant’s right to reemployment with the Corporation is guaranteed either by statute or by contract. Where the period of leave exceeds 90 days and where the Participant’s right to reemployment is not guaranteed either by statute or by contract, Service will be deemed to have terminated on the 91st day of such leave. Subject to the foregoing, the Administrator, in its sole discretion, shall determine whether Participant’s Service has terminated and the effective date thereof.

(b)  Involuntary Separation without Cause.  Except as otherwise provided in paragraphs (c) through (f), if a Participant leaves the company involuntarily without cause, Participant shall have the right for a period of 180 calendar days after the date of separation to exercise the option to the extent Participant was entitled to exercise the option on that date; provided, however, that the date of exercise is in no event after the expiration of the term of the option. To the extent the option is not exercised within this period, the option will terminate.

(c) Termination by Disability.  If a Participant becomes disabled (within the meaning of Code §22(e)(3)) while in Service, Participant or his or her qualified representative shall have the right for a period of twenty-four (24) months after the date on which Participant’s Service ends to exercise the option to the extent Participant was entitled to exercise the option on that date, provided the date of exercise is in no event after the expiration of the term of the option. To the extent the option is not exercised within this period, the option will terminate.

(d) Termination by Retirement.  If a Participant terminates Service without cause from the Company after reaching age 60 and with 5 or more years of continuous service with the Company, Participant shall have 3 years from date of retirement to exercise the option to the extent Participant was entitled to exercise the option on that date; provided, however, that the date of exercise is in no event after the expiration of the term of the option. To the extent the option is not exercised within this period, the option will terminate. Determination of retirement shall be at the sole discretion of the Committee.

(e) Termination after Death.  If a Participant dies while in Service, the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the Participant shall have the right for a period of twelve (12) months after the date of death to exercise the option to the extent Participant was entitled to exercise the option on that date, provided the date of exercise is in no event after the expiration of the term of the option. To the extent the option is not exercised within this period, the option will terminate.

(f) Termination for Cause or Voluntary Separation.  If a Participant’s Service is terminated by the Company for Cause or the Participant voluntarily leaves the Company, Participant shall have no right to exercise the option, and the option will terminate. “Cause” means that Participant is determined by the Administrator to have committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty to the Company, or to have deliberately disregarded the rules of the Company, under circumstances that could normally be expected to result in loss, damage, or injury to the Company, or because Participant has made any unauthorized disclosure of any of the secrets or confidential information of the Company, has induced any client or customer of the Company to break any contract with the Company, has induced any principal for whom the Company acts as agent to terminate the agency relationship, or has engaged in any conduct that constitutes unfair competition with the Company.

(g) Option Agreement.  The option agreement may provide rules different from those set forth in subsections. (a) through (e).

10. Change in Control.  An option’s term may be affected by a Change in Control, as described in this section.

(a) Optional Assumption or Substitution.  At the time of a Change in Control, the surviving, continuing, successor or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiror”), may either assume the Corporation’s rights and obligations with respect to outstanding options or substitute for outstanding options substantially equivalent options for the Acquiror’s stock. If the Acquiror is the same corporate entity as the Corporation, or its successor by merger, a reaffirmation of the option shall be treated as an assumption, and a failure to reaffirm shall be treated as a failure to assume.

(b) No Assumption or Substitution — Termination.  Options that are neither assumed nor substituted for by the Acquiror in connection with a Change in Control, nor exercised as of the time of the Change in Control, shall terminate and cease to be outstanding.

(c) Definition.  For purposes of this Plan, a Change in Control means a single Ownership Change Event or combination of proximate (in time, purpose, cause and effect, and/or the identity of the parties involved) Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Corporation immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Corporation’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Corporation or the corporation or corporations to which the assets of the Corporation were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Corporation or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. An Ownership Change Event means (i) the direct or indirect sale, exchange or transfer of the voting stock of the Corporation, (ii) a merger or consolidation in which the Corporation is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Corporation, or (iv) a liquidation or dissolution of the Corporation. The Board shall have sole discretion to determine whether any particular facts and circumstances constitute an Ownership Change Event or a Transaction, and its determination shall be final, binding and conclusive.

11. Restricted Stock Awards.

(a) General Rule.  The Administrator may award Shares to a person eligible under Section 5, subject to such terms and conditions consistent with this Plan that the Administrator shall impose as set forth in a separate award agreement.

(b) Vesting.  An award under this section may condition the vesting of Shares on the performance of future services by the eligible person, and may alternatively or additionally condition the vesting of Shares on such other performance-related conditions that the Administrator shall impose in its sole discretion.

(c) Transferability.  An unvested Share will not be transferable by the Participant until it becomes vested. The Company shall receive a stock power duly endorsed in blank with respect to restricted Shares, and the related stock certificate shall bear the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Advanced Energy Industries, Inc. 2003 Stock Option Plan and an award agreement entered into between the registered owner of such shares and Advanced Energy Industries, Inc. A copy of the plan and agreement is on file in the office of the Secretary of Advanced Energy Industries, Inc.

Such legend shall be removed from the certificate only after the Shares vest. Each certificate issued with respect to Shares subject to this section, together with the stock powers related to the Shares, shall be deposited by the Company with a custodian designated by the Company (and which may be the Company or an affiliate).

(d) Voting Rights and Dividends.  Unvested Shares may be voted by the holder of such Shares. Dividends payable with respect to unvested Shares will be paid to the holder of the Shares without regard to restrictions.

(e) Change in Control.  An Acquiror described in Section 10(a) shall have no obligation to assume or substitute an award of unvested Shares, and any such Shares not assumed or substituted in connection with a Change in Control shall be forfeited generally in the manner described in Section 10(b).

12. Stock Appreciation Rights.  The Administrator may award a right to receive in cash the amount that the Fair Market Value of a Share exceeds a stated exercise price (a “stock appreciation right” or “SAR”) to a person eligible under Section 5 on such terms that the Administrator shall determine, consistent with the terms of this Plan. An SAR shall be subject to the same general terms that apply to an option granted hereunder, including (but not limited to) the terms set forth in Sections 6, 7, 9 and 10 as appropriately modified. An exercised SAR will reduce the Shares reserved for issuance under the Plan under Section 4.

13. Securities Law Compliance.

(a) General Rules.  All awards under this Plan shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. Options may not be exercised if the issuance of Shares upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, no option may be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the option be in effect with respect to the Shares issuable upon exercise of the option, or (ii) in the opinion of legal counsel to the Corporation, the Shares issuable upon exercise of the option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Corporation’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Corporation of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

(b) Conditions of Exercise.  As a condition to the exercise of any option, the Corporation may require Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Corporation.

14. Miscellaneous.

(a) No Right to an Option.  Nothing in the Plan shall be construed to give any person any right to benefit under the Plan.

(b) No Employment Rights.  Neither the Plan nor the granting of an option nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will utilize Participant’s services for any period of time, or in any position, or at any particular rate of compensation.

(c) No Stockholders’ Rights.  Participant shall have no rights as a shareholder with respect to the Shares covered by his or her options until the date of the issuance to him or her of a share certificate for the Shares, and no adjustment will be made for dividends or other rights for which the record date is prior to the date the certificate is issued.

(d) Claims.  Any person who makes a claim for benefits under the Plan or under any option agreement entered into pursuant to the Plan shall file the claim in writing with the Administrator. Written notice of the disposition of the claim shall be delivered to the claimant within 60 days after filing. If the claim is denied, the Administrator’s written decision shall set forth (i) the specific reason or reasons for the denial, (ii) a specific reference to the pertinent provisions of the Plan or option agreement on which the denial is based, and (iii) a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary. No lawsuit may be filed by the claimant until a claim is made and denied pursuant to this subsection.

(e) Attorneys’ Fees.  In any legal action or other proceeding brought by either party to enforce or interpret the terms of the option agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

(f) Confidentiality.  The terms and conditions of the option agreement, including without limitation the number of Shares for which the option is granted, are confidential. The Participant shall not disclose the terms of the option to any third party, except to Participant’s financial or legal advisors, tax preparer or family members, unless disclosure is required by law.

(g) Corporation Free to Act.  An option grant shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of any member of the Company or any issue of bonds, debentures, or preferred or preference stocks affecting the Shares or the rights thereof, or of any rights, options, or warrants to purchase any capital stock of the Corporation, or the dissolution or liquidation of the Corporation, any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings of the Corporation, whether of a similar character or otherwise.

(h) Severability.  If any provision of the Plan or option agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, that provision shall be enforced to the greatest extent permitted by law, and the remainder of this Plan and option agreement and of that provision shall remain in full force and effect as applied to other persons, places, and circumstances.

(i) Substitution/Assumption.  The Company may substitute or assume outstanding options granted by another company by either (i) granting an option under this Plan in substitution of such other company’s option or (ii) assuming such option as if it had been granted under this Plan if the terms of such assumed option are consistent this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed option would have been eligible to be granted an option under this Plan if the other company had applied the rules of this Plan to such grant. In the event of an assumption hereunder, the terms and conditions of the option will remain unchanged, except that the exercise price and the number and nature of shares issuable upon exercise of any such option will be adjusted appropriately in the manner described in Code §424(a). If the Company substitutes a new option for the old option, such new option may be granted with a similarly adjusted exercise price.

(j) Exchange Requirements.  The requirements of any stock exchange or other established market (such as the NASDAQ), on which the Corporation’s common stock is traded, are hereby incorporated into this Plan by reference.

(k) Governing Law.  This Plan and the option agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts wholly made and performed in the State of Colorado.

15. Effective Date of the Plan.  The Plan will become effective upon adoption by the Board, subject to approval by the Corporation’s stockholders within one year. Options may be granted under the Plan at any time after the Plan’s adoption and before the Plan’s termination. The Plan shall terminate on the 10th anniversary of its adoption.

16. Amendment of the Plan.  The Board may suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the Corporation’s stockholders no revision or amendment shall change the number of Shares issuable under the Plan (except as provided in Section 6(e)), change the designation of the class of individuals eligible to benefit under the Plan, or materially increase the benefits accruing to Participants.

IN WITNESS WHEREOF, the undersigned Secretary of the Corporation certifies that this Plan was adopted by the Board on February 12, 2003, and effective as of the same date.

Amendment No. 1 to
Advanced Energy Industries, Inc.
2003 Stock Option Plan

January 31, 2005

This Amendment No. 1 amends the Advanced Energy Industries, Inc. 2003 Stock Option Plan adopted February 12, 2003 (the “Plan”).

1. A new paragraph (f) is added to Section 11 [Restricted Stock Awards] to read as follows:

(f) Restricted Stock Units.  Awards of Restricted Stock also may take the form of Restricted Stock Units, which shall be subject to an Award Agreement between the Company and the applicable Participant.

(i) Vesting.  Restricted Stock Units shall vest over a period of time to be established by the Administrator at the time of grant. Each award of Restricted Stock Units may be subject to a different vesting schedule. At the time of the grant, the Administrator may, in its sole discretion, prescribe restrictions in addition to or other than the expiration of the vesting period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock Units.

(ii) Payment for Shares.  At the time Shares are issued to the Participant pursuant to Restricted Stock Units, the Participant shall be required, to the extent required by applicable law, to purchase such Shares from the Company at a purchase price equal to the aggregate par value of the Shares represented by such Restricted Stock. The purchase price, if any, shall be payable in cash or, in the discretion of the Administrator, in consideration for past Services rendered to the Company or for such other form of consideration determined by the Administrator.

(iii) Withholding Taxes.  The Company shall have the right to deduct from the Shares issuable pursuant to Restricted Stock Units, or to accept from the Participant the tender of, a number of whole Shares having a fair market value, as determined by the Administrator, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to the Restricted Stock Units or the Shares acquired pursuant thereto. Alternatively or in addition, in its sole discretion, the Company shall have the right to require Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for any such tax withholding obligations of the Company arising in connection with the Restricted Stock Units or the Shares acquired pursuant thereto.

(iv) Termination of Service.  Unless otherwise provided in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of the Participant’s Service, any Restricted Stock Units held by such Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock Units, the Grantee shall have no further rights with respect to such award.

(v) Transferability.  Awards of Restricted Stock Units shall be subject to the transferability restrictions applicable to options granted under this Plan, as set forth in Section 6(c).

(vi) Rights of a Holder.  Participant shall have no rights as a shareholder with respect to the Shares covered by his or her Restricted Stock Units until the date of the issuance to him or her of a share certificate for the Shares, and no adjustment will be made for dividends or other rights for which the record date is prior to the date the certificate is issued. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units shall represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

(vii) Amendment.  The Administrator shall have the power to modify, extend, or renew outstanding Restricted Stock Units or authorize the grant of new Restricted Stock Units in substitution therefor, provided that any such action may not have the effect of significantly impairing any rights or obligations of any Restricted Stock Unit previously granted without the consent of the affected Participant.

2. The Administrator shall have the power to interpret the provisions of the Plan that, prior to this amendment, were applicable to options granted pursuant to the Plan and/or the Shares issuable on exercise thereof, to be applicable also to Restricted Stock Units and/or the shares subject thereto.

3. Except as set forth herein, all other terms of the Plan shall be unaffected by this Amendment No. 1 and shall remain in full force and effect.

[FORM OF PROXY]
THIS IS YOUR PROXY.
YOUR VOTE IS IMPORTANT.
Regardless of whether you plan to attend the Annual Meeting of Stockholders, we encourage you to complete, sign and deliver your proxy promptly so that your shares can be represented at the meeting.
In addition to the election of directors, there are three proposals being submitted by the Board of Directors. The Board of Directors recommends a vote in favor of (FOR) each of the nominees listed below and in favor of (FOR) proposals 2, 3 and 4.
All voting on matters presented at the meeting will be by paper proxy or by presence in person, in accordance with the procedures described in the proxy statement.

PLEASE DETACH HERE AND MAIL IN THE ENVELOPE PROVIDED.
ADVANCED ENERGY INDUSTRIES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 2, 2007
The undersigned hereby constitutes and appoints Hans Georg Betz and Lawrence D. Firestone, and each of them, his, her or its lawful agents and proxies with full power of substitution in each, to represent the undersigned, and to vote all of the shares of common stock of Advanced Energy Industries, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado on Wednesday, May 2, 2007 at 10:00 a.m., local time, and at any adjournment or postponement thereof, on all matters coming before the meeting.
IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.
You may deliver this proxy by signing and returning this proxy card in the enclosed envelope.
In addition to the election of directors, there are three proposals being submitted by the Board of Directors. The Board of Directors recommends a vote in favor of (FOR) each of the nominees listed below and in favor of (FOR) proposals 2, 3 and 4.
[X] Please mark your votes as in this example.

		FOR	WITHHELD
		ALL	FROM ALL
		NOMINEES	NOMINEES	Nominees:
1.	Election of Directors:	☐	☐	(01)		Douglas S. Schatz
	[ ] For all nominees, except vote withheld from the following nominee(s) (indicate by name(s)):			(02 (03 (04	) ) )	Richard P. Beck Hans Georg Betz Joseph R. Bronson
				(05)		Trung T. Doan
				(06)		Barry Z. Posner
				(07)		Thomas M. Rohrs

				(08)		Elwood Spedden

		FOR	AGAINST			ABSTAIN

2.	Amendment of Amended and Restated 2003 Non-Employee Directors’ Stock Option Plan.	☐	☐			☐

3.	Amendment of 2003 Stock Option Plan.	☐	☐			☐

4.	Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for 2007	☐	☐			☐

5.	In their discretion, the proxy holders are authorized to vote upon any other matters of business which may properly come before the meeting, or, any adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED ABOVE AND IN FAVOR OF PROPOSALS 2, 3 AND 4.

Change of Address on	☐	I plan to attend the	☐	I do not plan to attend the	☐
Reverse Side		Meeting		meeting
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If stockholder is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If stockholder is a partnership, please sign in partnership name by authorized person.

Signature:	Date:

Signature:	Date:
PLEASE COMPLETE, DATE, SIGN AND MAIL YOUR PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.